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EXHIBIT 4.2

CONFORMED COPY

€460,000,000 MULTICURRENCY REVOLVING CREDIT FACILITIES

for

GUCCI GROUP N.V.
GUCCI LUXEMBOURG S.A., Lussemburgo, succursale Euro Financial Investments di
Cadempino
GUCCI INTERNATIONAL N.V.

guaranteed by

GUCCI GROUP N.V.
and subsidiaries

mandated lead arranged by

BANCA POPOLARE DI MILANO S.C.a R.L.
CAPITALIA GRUPPO BANCARIO
CITIGROUP GLOBAL MARKETS LIMITED
ING BANK N.V.—MILAN BRANCH
MIZUHO CORPORATE BANK, LTD
SANPAOLO IMI S.P.A.—DIVISIONE IMPRESE
THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH
UNICREDIT BANCA MOBILIARE S.p.A.

co-arranged by

ABN AMRO BANK N.V.—MILAN BRANCH
BANCA INTESA SPA—CENTRO CORPORATE DI FIRENZE
BANCA MONTE DEI PASCHI DI SIENA S.p.A.
BANCO POPOLARE DI VERONA E NOVARA (LUXEMBOURG) S.A.
BANCA TOSCANA S.p.A.
BNP PARIBAS S.A.
BANCA C.R. FIRENZE—CENTRO IMPRESE FIRENZE OVEST
WESTLB IRELAND PLC

SCHEDULE 3 Condition Precedent Documents	69
Part 1	69
SCHEDULE 4	71
Part A Notice Of Drawdown	71
Part B Term-Out Notice	72
SCHEDULE 5 Additional Borrowers	72
Part A Form Of Borrower Accession Memorandum	72
Part B Documents To Accompany Borrower Accession Memorandum	74
SCHEDULE 6 Additional Guarantors	74
Part A Form Of Guarantor Accession Memorandum	74
Part B Documents To Accompany Guarantor Accession Memorandum	76
Part C Form Of Original Guarantor Accession Memorandum	77
SCHEDULE 7 Form Of Compliance Certificate	78
SCHEDULE 8 Calculation Of The Mandatory Cost	79

THIS AGREEMENT is dated 28th November, 2003 and made BETWEEN:

  a.
  GUCCI GROUP N.V., GUCCI LUXEMBOURG S.A., a société anonyme incorporated under the laws of Luxembourg with registered office at 12, rue Léon Thyes, L-2636 Luxembourg and registered with the register of commerce and companies of Luxembourg under the number B69.008, Lussemburgo, succursale Euro Financial Investments di Cadempino and GUCCI INTERNATIONAL N.V. as borrowers (each a "Borrower" and together with all entities becoming additional Borrowers pursuant to Clause 0 (Additional Borrowers), the "Borrowers");

  b.
  GUCCI GROUP N.V., GUCCI LUXEMBOURG S.A., a société anonyme incorporated under the laws of Luxembourg with registered office at 12, rue Léon Thyes, L-2636 Luxembourg and registered with the register of commerce and companies of Luxembourg under the number B69.008, Lussemburgo, succursale Euro Financial Investments di Cadempino and GUCCI INTERNATIONAL N.V. as guarantors (each a "Guarantor" and together with all entities becoming additional Guarantors pursuant to Clause 0 (Additional Guarantors) and/or 0 (Original Guarantors) the "Guarantors");

  c.
  GUCCI LUXEMBOURG S.A., Lussemburgo, succursale Euro Financial Investments di Cadempino as borrowers' agent (in this capacity the "Borrowers' Agent");

  d.
  BANCA POPOLARE DI MILANO S.C.a R.L., CAPITALIA GRUPPO BANCARIO, CITIGROUP GLOBAL MARKETS LIMITED, ING BANK N.V.—MILAN BRANCH, MIZUHO CORPORATE BANK, LTD, SANPAOLO IMI S.P.A—DIVISIONE IMPRESE, THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH and UNICREDIT BANCA MOBILIARE S.p.A. as the mandated lead arrangers (the "Mandated Lead Arrangers");

  e.
  ABN AMRO BANK N.V.—MILAN BRANCH, BANCA DI ROMA SPA, BANCA INTESA SPA—CENTRO CORPORATE DI FIRENZE, BANCA MONTE DEI PASCHI DI SIENA S.p.A., BANCO POPOLARE DI VERONA E NOVARA (LUXEMBOURG) S.A., BANCA TOSCANA S.p.A., BIPOP CARIRE, SOCIETA PER AZIONI, BNP PARIBAS S.A., BANCA C.R. FIRENZE—CENTRO IMPRESE FIRENZE OVEST and WESTLB IRELAND PLC as the co-arrangers (the "Co-Arrangers");

  f.
  UNICREDITO ITALIANO S.p.A., London Branch as facility agent (in this capacity the "Facility Agent") and as security agent (in this capacity, the "Security Agent"); and

  g.
  THE BANKS (as defined below).

IT IS AGREED as follows:

Definitions and Interpretation

Definitions

In this Agreement the following terms have the meanings given to them in this Clause 0.

        "Advance" means a Facility A Advance or a Facility B Advance.

        "Agent" means the Facility Agent or the Security Agent.

        "Available Facility A Amount" means, at any time, the aggregate amount of the Available Facility A Commitments at such time.

        "Available Facility Amount" means the Available Facility A Amount or the Available Facility B Amount.

        "Available Facility B Amount" means, at any time, the aggregate amount of the Available Facility B Commitments at such time.

        "Available Facility A Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Facility A Commitment at such time less the aggregate of its portions of the Euro

Amounts of the Facility A Advances which are then outstanding (provided that such amount shall not be less than zero).

        "Available Facility B Commitment" means, in relation to a Bank at any time and save as otherwise provided herein, its Facility B Commitment at such time less the aggregate of its portions of the Euro Amounts of the Facility B Advances which are then outstanding (provided that such amount shall not be less than zero).

        "Bank" means:

  (a)
  any financial institution named in Schedule 1 (The Banks and Commitments) (other than one which has ceased to be a party hereto in accordance with the terms hereof); or

  (b)
  any financial institution which has become a party hereto in accordance with the provisions of Clause 0 (Assignments by Banks) or Clause 0 (Transfers by Banks).

        "Basle Paper" means the paper entitled "International Convergence of Capital Measurement and Capital Standards" dated July 1988 and prepared by the Basle Committee on Banking Regulations and Supervision, as amended in November 1991.

        "Borrower Accession Memorandum" means a duly completed letter agreement in the form of Part A (Form of Borrower Accession Memorandum) of Schedule 5 (Additional Borrowers) with such amendments as the Facility Agent may approve or reasonably require.

        "Capital Adequacy Requirement" means a request or requirement relating to the maintenance of capital, including one which makes any change to, or is based on any alteration in, the interpretation of the Basle Paper or which increases the amounts of capital required thereunder, other than a request or requirement made by way of implementation of the Basle Paper in the manner in which it is being implemented at the date hereof.

        "Commitment" means, in relation to a Bank, its Facility A Commitment or its Facility B Commitment.

        "Core Guarantor" means any Guarantor which owns any Material Intellectual Property or which is a Borrower.

        "Dollars" or "US$" means the lawful currency for the time being of the United States of America.

        "Dutch Borrower" means a Borrower which is incorporated in the Netherlands comprising, at the date hereof, Gucci Group N.V. and Gucci International N.V..

        "Dutch Obligors" means an Obligor which is incorporated in the Netherlands, comprising, at the date hereof, Gucci Group N.V., Gucci International N.V. and Yves Saint Laurent International B.V..

        "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under section 414 of the United States Internal Revenue Code of 1986, as amended. When any provision of this Agreement relates to a past event in the context of employee benefits, the term "ERISA Affiliate" includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

        "Euro Amount" means:

  (a)
  in relation to any Advance, its Original Euro Amount as reduced by the proportion (if any) of such Advance which has been repaid; and

  (b)
  in relation to the Loan, the aggregate of the Euro Amounts of the outstanding Advances.

        "Euro" or "€" means the single currency of the Participating Member States.

        "Event of Default" means any circumstances described as such in Clause 0 (Events of Default).

        "Exemption Regulation" means the Exemption Regulation dated 26 June 2002 of the Ministry of Finance of the Netherlands, as promulgated in connection with the Dutch Act on the Supervision of Credit Institutions 1992 (Wet toezicht kredietwezen 1992).

        "Existing Facility" means the facility made available under the Euro 1,000,000,000 credit facility agreement dated 21 July 2000 (as amended from time to time) between Gucci Group N.V., Gucci International N.V., Gucci Luxembourg S.A., Cadempino Branch, UniCredito Italiano S.p.A., London Branch as the Facility Agent and the Security Agent and others.

        "Facility" means Facility A or Facility B.

        "Facility A" means the revolving credit facility with term-out option referred to in sub-clause 0 of Clause 0 (Grant of the Facilities).

        "Facility A Advance" means, save as otherwise provided herein, an advance drawn, or to be drawn, under Facility A.

        "Facility A Commitment" means:

  (c)
  in relation to a Bank which is a Bank on the date of this Agreement the amount in Euros set opposite its name in Part A (Facility A Commitments) of Schedule 1 (The Banks and Commitments) and the amount of any other Bank's Facility A Commitment acquired by it under Clause 0 (Assignments by Banks) or Clause 0 (Transfers by Banks); or

  (d)
  in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank's Facility A Commitment acquired by it under Clause 0 (Assignments by Banks) or Clause 0 (Transfers by Banks),

        to the extent not cancelled, reduced or transferred under this Agreement.

        "Facility A Maturity Date" means the date falling a year less a day after the date of this Agreement or, if that is not a business day, the immediately preceding business day.

        "Facility B" means the revolving credit facility referred to in sub-clause 0 of Clause 0 (Grant of the Facilities).

        "Facility B Advance" means, save as otherwise provided herein, an advance drawn, or to be drawn, under Facility B.

        "Facility B Commitment" means:

  (e)
  in relation to a Bank which is a Bank on the date of this Agreement, the amount in Euros set opposite its name in Part B (Facility B Commitments) of Schedule 1 (The Banks and Commitments) and the amount of any other Bank's Facility B Commitment acquired by it under Clause 0 (Assignments by Banks) or Clause 0 (Transfers by Banks); or

  (f)
  in relation to a Bank which becomes a Bank after the date of this Agreement, the amount of any other Bank's Facility B Commitment acquired by it under Clause 0 (Assignments by Banks) or Clause 0 (Transfers by Banks),

        to the extent not cancelled, reduced or transferred under this Agreement.

        "Facility Office" means the office(s) notified by a Bank to the Facility Agent:

  (g)
  on or before the date it becomes a Bank; or

  (h)
  by not less than five business days' notice,

        as the office(s) through which it will perform all or any of its obligations under this Agreement.

        "Fee Letter" means any letter between the Banks and the Parent (or either of the Agents and the Parent) setting out any of the fees referred to in Clause 0 (Commitment Commission and Fees).

        "Final Maturity Date" means the third anniversary of the date of this Agreement or, if that is not a business day, the immediately preceding business day.

        "Finance Document" means this Agreement, the Fee Letter, a Transfer Certificate, a Borrower Accession Memorandum, a Guarantor Accession Memorandum, a Security Document and any other document designated as such by the Facility Agent and the Parent.

        "Finance Party" means an Agent, a Mandated Lead Arranger, a Co-Arranger or a Bank.

        "French Obligor" means an Obligor which is incorporated in France, comprising, at the date hereof, GG France Holding S.A.S, Yves Saint Laurent S.A.S., YSL Beauté S.A.S. and Yves Saint Laurent Parfums S.A..

        "Group" means the Parent and its subsidiaries for the time being.

        "Guarantor Accession Memorandum" means a deed in the form of Part A (Form of Guarantor Accession Memorandum) of Schedule 6 (Additional Guarantors) with such amendments as the Facility Agent may approve or reasonably require.

        "Hong Kong Obligor" means an Obligor which is incorporated in Hong Kong, comprising, at the date hereof, Gucci Group (Hong Kong) Limited.

        "IFRS/IAS" means International Financing Reporting Standards and International Accounting Standards, respectively.

        "Information Memorandum" means the document dated October 2003 concerning the Group (and the documents expressed to be attached thereto) which, at the Borrowers' request and on their behalf, was prepared in relation to this transaction.

        "Instructing Group" means:

  (i)
  whilst no Advances are outstanding hereunder, a Bank or group of Banks whose Commitments amount (or, if each Bank's Commitment has been reduced to zero, did immediately before such reduction to zero, amount) in aggregate to more than 66 2/3 per cent. of the Total Commitments; and

  (j)
  whilst at least one Advance is outstanding hereunder, a Bank or group of Banks to which in aggregate more than 66 2/3 per cent. of the Euro Amount of the Loan is owed.

        "Italian Obligor" means an Obligor which is incorporated in Italy, comprising, at the date hereof, Luxury Goods Italia S.p.A., Gucci Logistica S.p.A. and Gucci Finanziaria S.p.A.

        "Japanese Obligor" means an Obligor which is incorporated in Japan, comprising, at the date hereof, Gucci Group Japan Holding Limited, Gucci Group Japan Limited and Yugen Kaisha Gucci.

        "LIBOR" means, in relation to any Term for an Advance or in relation to an unpaid sum, the rate per annum determined by the Facility Agent to be equal to:

  (k)
  the offered rate (if any) appearing on the relevant page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in the currency in which such Advance or unpaid sum is denominated and for the specified period; or

  (l)
  if the Facility Agent is unable to access the Telerate screen or if the relevant rate does not appear on the relevant page of the Telerate screen, the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the rates (as notified to the Facility Agent) at which each of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency in which such Advance or unpaid sum is denominated and for the specified period,

        in each case at or about 11.00 a.m. on the Quotation Date for such period and, for the purposes of this definition, "specified period" means the relevant Term of such Advance or, as the case may be, the period in respect of which LIBOR falls to be determined in relation to such unpaid sum.

        "Loan" means the aggregate principal amount for the time being outstanding hereunder.

        "Luxembourg Obligor" means an Obligor which is incorporated in Luxembourg comprising, at the date hereof, Gucci Luxembourg S.A. Lussemburgo, succursale Euro Financial Investments di Cadempino.

        "Mandatory Cost" means the cost imputed to the Banks of compliance with:

  (m)
  the cash ratio and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the United Kingdom Financial Services Authority, as determined in accordance with Schedule 8 (Calculation of the Mandatory Cost); and

  (n)
  the reserve asset requirements imposed by, or on behalf of, the European Central Bank, as determined by the relevant Bank, acting reasonably.

        "Margin" means:

  (o)
  in relation to any Facility A Advance, 0.50 per cent. per annum; and

  (p)
  in relation to any Facility B Advance, 0.60 per cent per annum;

        but if on any date following the delivery of the first set of accounts pursuant to Clause 0 (Annual Accounts) or Clause 0 (Semi-annual Statements):

  (i)
  no Event of Default has occurred which is continuing; and

  (ii)
  the ratio of Net Financial Indebtedness to EBITDA in respect of the most recently completed Financial Half Year is within one of the ranges set out below,

        then the Margin for each Advance under Facility A and Facility B will be the percentage per annum set out below in the column for that Facility opposite that range:

Net Financial Indebtedness to EBITDA	Facility A Margin % p.a.	Facility B Margin % p.a.
Less than 1:1	0.50	0.60
Less than or equal to 2.0:1 but greater than or equal to 1:1	0.70	0.80
Greater than 2.0:1	0.85	0.95

(and any change in that Margin shall take effect two business days after the date of receipt by the Facility Agent of the financial statements for a financial year or a Financial Half Year pursuant to Clause 0 (Annual Statements) and Clause 0 (Semi-annual Statements) respectively or, if it has not so taken effect because an Event of Default is continuing, on the first day on which that Event of Default ceases to be continuing).

        For the purposes of determining the Margin, Net Financial Indebtedness, EBITDA and Financial Half Year shall be as defined in Clause 0 (Definitions of Financial Terms).

        "Material Company" means any Obligor or any other member of the Group whose total assets or earnings before interest and tax or turnover represent respectively more than five per cent. of the consolidated total assets or consolidated earnings before interest and tax or consolidated turnover of the Group (all as determined by reference to the special purpose standard forms, specially prepared by the management of the Parent's subsidiaries, solely in order to enable the Group to prepare its audited consolidated financial statements in accordance with International Accounting Standards).

        "Material Intellectual Property" means:

  (q)
  the Gucci and Yves Saint Laurent (YSL) trademarks and logos; and

  (r)
  all trademarks, trading names and logos acquired or an interest in which is acquired by the Group after the date of this Agreement:

  (i)
  for a consideration of €500 million (or equivalent) or more in relation to any one acquisition or series of related acquisitions; or

  (ii)
  which are owned by, or licensed to, a company the goodwill element of the purchase consideration for which is €500 million (or equivalent) or more,

        which, in each case, upon acquisition, are owned by a company the ownership interest of the Group in which exceeds 50 per cent.

        "Multiemployer Plan" means a "multiemployer plan" within the meaning of section 3(37) or 4001(a)(3) of ERISA.

        "Notice of Drawdown" means a notice given by the Borrowers' Agent on behalf of a Borrower for an Advance, substantially in the form set out in Part A (Notice of Drawdown) of Schedule 4.

        "Obligors" means the Borrowers and the Guarantors.

        "Optional Currency" means Dollars and any other currency (other than Euros) which is for the time being freely transferable and convertible into Euros and deposits of which are readily available in the London interbank market.

        "Original Euro Amount" means, in relation to an Advance, the amount thereof requested in the Notice of Drawdown relating thereto (as the same may be reduced pursuant to Clause 0 (Reduction of available amount)) or, if such Advance is not denominated in Euros, the equivalent of such amount (as the same may be so reduced) in Euros, calculated by the Facility Agent as at the date of such Notice of Drawdown.

        "Original Financial Statements" means the audited consolidated financial statements of the Group for its financial year ended 31 January, 2003.

        "Original Guarantor Accession Memorandum" means a deed in the form of Part C (Form of Guarantor Accession Memorandum) of Schedule 6 (Additional Guarantors) with such amendments as the Facility Agent may approve or reasonably require.

        "Original Guarantor" means GG France Holding S.A.S (Registration number B421025891), Gucci America Inc., Luxury Goods Italia S.p.A., Gucci Group Japan Holding Limited (Registration number 0104-01-008378), Gucci Logistica S.p.A., Luxury Timepieces International S.A., Yves Saint Laurent S.A.S. (Registration number B342547361), Yves Saint Laurent Parfums S.A. (Registration number B329746945), Yves Saint Laurent International B.V., Luxury Goods International S.A. (Registration number CH-514.3.012.378-4)), Yugen Kaisha Gucci (Registration number 0104-02-022378), Gucci Finanziaria S.p.A. (Registration number 02339420487), Gucci Group (Hong Kong) Limited (Registration number 38649), Gucci Group Japan Limited (Registration number 0104-01-044641), YSL Beauté S.A.S. (Registration number B304941776), Boucheron Joaillerie (USA), Inc., and Yves Saint Laurent America, Inc. and each an "Original Guarantor".

        "Parent" means Gucci Group N.V.

        "Participating Member States" means a member state of the European Communities that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

        "Permitted Encumbrance" means:

  (s)
  any encumbrance arising in the ordinary course of business solely by operation of law (or by an agreement evidencing the same) and not by reason of default;

  (t)
  retention of title arrangements in respect of the deferred purchase price of assets entered into in the ordinary course of business where the purchase price is deferred for a period in line with customary market practices;

  (u)
  any encumbrance existing over assets of a company becoming a member of the Group after the date hereof securing indebtedness existing at the time of acquisition;

  (v)
  any (i) mortgage over real estate securing long term indebtedness with a maturity date falling after the third anniversary of the date of this Agreement; and (ii) any other encumbrance securing indebtedness of the Group, provided that the aggregate amount of indebtedness secured in respect of (i) and (ii) shall not exceed €575,000,000 (or its equivalent in other currencies);

  (w)
  a pledge of up to US$350,000,000 cash given by Gucci Luxembourg S.A., Cadempino Branch to Citibank NA to secure an irrevocable standby letter of credit issued by Citibank NA on 22nd October 2001 for the benefit of the Parent's minority shareholders in connection with settlement agreements between the Parent, LVMH—Möet Hennessey Louis Vuitton S.A. and PPR (as defined in Clause 0 (Change of Control)); and

  (x)
  any encumbrance over shares in any member of the Group securing the Existing Facility or this Agreement.

        "Plan" means an "employee benefit plan" within the meaning of section 3(3) of ERISA maintained by any Obligor or any ERISA Affiliate currently or at any time within the last five years, or to which any Obligor or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

        "PMP" means a professional market party (professionele marktpartij) within the meaning of the Exemption Regulation.

        "Policy Guidelines" means the Dutch Central Bank's Policy Guidelines (issued in relation to the Exemption Regulation) dated 10 July 2002 (beleidsregel kernbegrippen markttoetreding en bandhaving Wtk 1992).

        "Potential Event of Default" means any event which may become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default.

        "Proportion" means, in relation to a Bank:

  (y)
  whilst no Advances are outstanding hereunder, the proportion borne by the aggregate of its Commitments to the Total Commitments (or, if the Total Commitments are then zero, by the aggregate of its Commitments to the Total Commitments immediately prior to their reduction to zero); or

  (z)
  whilst at least one Advance is outstanding hereunder, the proportion borne by its share of the Euro Amount of the Loan to the Euro Amount of the Loan.

        "Qualifying Bank" means any bank or other financial institution in respect of which, subject to completion and delivery of all appropriate documentation, Gucci Group N.V. and Gucci International N.V. (in their capacities as Borrowers) will not be obliged to make any withholding or deduction on account of tax from payments of principal, interest or fees made to such bank under Dutch law and/or applicable double tax treaties at the date hereof (or, in the case of a Transferee, the date of the relevant Transfer Certificate).

        "Quotation Date" means, in relation to any period for which an interest rate is to be determined hereunder, the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that period, provided that, if, for any such period, quotations would ordinarily be given on more than one date, the Quotation Date for that period shall be the last of those dates.

        "Reference Banks" means the Facility Agent, Citibank NA and The Royal Bank of Scotland plc or such banks as may be appointed as such by the Facility Agent with the consent of the Parent (not to be unreasonably withheld or delayed).

        "Regulations T, U and X" means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States of America (or any successor) as now and from time to time in effect from the date of this Agreement.

        "Reportable Event" means any of the events set forth in section 4043 of ERISA or the related regulations with respect to which the 30 day notice requirement has not been waived.

        "Repayment Date" means, in relation to any Revolving Advance, the last day of the Term thereof or, in relation to the Term Advances, the Term-out Maturity Date.

        "Revolving Advance" means an Advance designated as such by Clause 0 (Type of Advance).

        "Rollover Advance" means one or more Advance which is:

  (aa)
  made or to be made on the same day that a maturing Advance is due to be repaid; and

  (bb)
  the aggregate amount of which is equal to or less than the maturing Advance; and

  (cc)
  in the same currency as the maturing Advance; and

  (dd)
  made or to be made to the same Borrower for the purpose of refinancing a maturing Advance.

        "Security Documents" means any share pledges or asset security documents executed pursuant to Clause 0 (Additional Guarantors).

        "Sterling" or "£" means the lawful currency for the time being of the United Kingdom.

        "Swiss Code of Obligations" means the Swiss Federal Act of 30th March, 1911, as amended, regarding the fifth part of the Swiss Civil Code.

        "Swiss Federal Tax Administration" means the Swiss Federal Tax Administration in Berne, Switzerland.

        "Swiss Federal Withholding Tax" means the taxes levied by the Swiss Federal Tax Administration pursuant to the Swiss Federal Act regarding the withholding tax ("Verrechnungssteuer") of 13th October, 1996, as amended.

        "Swiss Obligor" means an obligor which is incorporated in Switzerland, comprising, at the date hereof, Luxury Timepieces International S.A. and Luxury Goods International S.A.

        "TARGET Day" means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) system is open.

        "Term" means, save as otherwise provided herein, each period determined in accordance with Clause 0 (Terms of Advances).

        "Term Advance" means an advance designated as such by Clause 0 (Type of Advance).

        "Term-out Date" means the date specified as such in the Term-out Notice.

        "Term-out Maturity Date" means the date specified as such in the Term-out Notice.

        "Term-out Notice" means a notice given by the Borrowers' Agent to exercise the Term-out Option, substantially in the form set out in Part B (Term-Out Notice) of Schedule 4.

        "Term-out Option" means the Borrowers' Agent's option to convert the Facility A Advances into term loans, as more particularly described in Clause 0 (Term-out Option).

        "Total Commitments" means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments.

        "Total Facility A Commitments" means the aggregate of the Facility A Commitments of all the Banks, being €230,000,000 at the date of this Agreement.

        "Total Facility Amount" means €460,000,000 at the date of this Agreement.

        "Total Facility B Commitments" means the aggregate of the Facility B Commitments of all the Banks, being €230,000,000 at the date of this Agreement.

        "Transfer Certificate" means a certificate substantially in the form set out in Schedule 2 (Form of Transfer Certificate) signed by a Bank and a Transferee whereby:

  (ee)
  such Bank seeks to procure the transfer to such Transferee of all or a part of such Bank's rights, benefits and obligations hereunder as contemplated in Clause 0 (Assignments and Transfers by Banks); and

  (ff)
  such Transferee undertakes to perform the obligations it will assume as a result of delivery of such certificate to the Facility Agent as is contemplated in Clause 0 (Transfers by Banks).

        "Transfer Date" means, in relation to any Transfer Certificate, the date for the making of the transfer as specified in the schedule to such Transfer Certificate.

        "Transferee" means a bank or other financial institution to which a Bank seeks to transfer all or part of such Bank's rights, benefits and obligations hereunder.

        "US Obligor" means an Obligor which is incorporated in the United States of America, comprising, at the date hereof, Gucci America Inc., Boucheron Joaillerie (USA), Inc. and Yves Saint Laurent America, Inc.

        "Verifiable PMP" means a PMP whose status as such may be determined on the basis of:

  (gg)
  its entry in the Dutch public register (including on-line registers available on the internet) as referred to in Clauses 1.e.1 through 1.e.5 of the Exemption Regulation; or

  (hh)
  a public register published by a regulator of a country as referred to in Clause 1.e.11 of the Exemption Regulation exercising prudential supervision over the PMP to the extent generally accessible via the internet.

Interpretation

        Any reference in this Agreement to:

any "Agent" or any "Bank" shall be construed so as to include its and any subsequent successors, Transferees and assigns in accordance with their respective interests;

        on an "arm's-length basis" means on terms that are fair and reasonable to the relevant member of the Group and no more or less favourable to the relevant person (being the other party to the relevant transaction) than could reasonably be expected to be obtained in a comparable arm's-length transaction with a person which is not an affiliate of the relevant member of the Group;

        "borrow" means to incur financial indebtedness falling within sub-paragraph (a), (b) or (c) of the definition thereof and "borrowings" shall be construed accordingly;

        a "business day" shall be construed as a reference to a day (other than a Saturday or Sunday) on which (i) banks generally are open for business in London and (ii) if such reference relates to a date for the payment or purchase of any sum denominated in an Optional Currency, banks generally are open for business in the principal financial centre of the country of such Optional Currency and (iii) if such reference relates to a date for the payment of any sum denominated in Euros, a TARGET Day;

        an "encumbrance" shall be construed as a reference to (a) a mortgage, charge, pledge, lien or other encumbrance (not including rights of set-off contained in banks' standard terms of business or arising in the ordinary course of business of a member of the Group) securing any financial indebtedness of any person or (b) any other type of preferential arrangement (including title, transfer and retention arrangements) having a similar effect;

        the "equivalent" on any given date in one currency (the "first currency") of an amount denominated in another currency (the "second currency") is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the spot rate of exchange quoted by the Facility Agent at or about 11.00 a.m. on such date for the purchase of the first currency with the second currency;

"financial indebtedness" means any indebtedness incurred in respect of:

        the principal amount, and the capitalised element (if any) of money borrowed or raised and debit balances at banks and premiums (if any) and capitalised interest in respect thereof;

        the principal and premiums (if any) and capitalised interest in respect of any debenture, bond, note, loan stock or similar instrument;

        liabilities (including pursuant to counter-indemnities and reimbursement obligations) in respect of any letter of credit, standby letter of credit securing financial indebtedness arising under this definition, acceptance credit, bill discounting or note purchase facility and any receivables purchase, factoring or discounting arrangements (to the extent that such arrangement is with recourse to any member of the Group);

        the amount of any financial liabilities arising from the accounting for of leases, which, in accordance with IFRS/IAS, qualify as financial leasing and are accordingly recorded as such in the financial statements of the relevant member of the Group;

        the deferred purchase price of assets or services (except any such arrangement entered into in the ordinary course of trading and having a term not exceeding 365 days from the date on which the liability was originally incurred);

        liabilities in respect of any foreign exchange agreement (other than foreign exchange agreements for spot delivery), currency or interest purchase or swap or other derivative transactions or similar arrangements and the amount of the financial indebtedness in relation to any such transaction shall be calculated by reference to the mark-to-market valuation of any such transaction at the relevant time;

        all obligations to purchase, redeem, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital where such obligation, warrant, right or option is, by its terms, to exist for more than 365 days from the date it was originally incurred;

any other transactions having the commercial effect of borrowing; and

        all financial indebtedness of other persons of the kinds referred to in paragraphs (a) to (h) above guaranteed or indemnified directly or indirectly in any manner by any member of the Group, or having the commercial effect of being guaranteed or indemnified directly or indirectly by any member of the Group, provided that, for the purposes of Clause 0 (Financial Condition), any financial indebtedness which is fully secured by the provision of cash collateral, in an amount equal to or greater than the amount of such financial indebtedness, shall not be included in the definition of financial indebtedness;

        a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

        "indebtedness" shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

        a "month" is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to "months" shall be construed accordingly);

        a "person" shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

        a "subsidiary" of a company or corporation shall be construed as a reference to any company or corporation:

        which is controlled, directly or indirectly, by the first-mentioned company or corporation;

        more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

        which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

        "tax" shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delivery in paying any of the same) including, without limitation, imposta sostitutiva;

        "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

        a "wholly-owned subsidiary" of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company's or corporation's wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries (save by reason of directors holding qualifying shares which they are or were required by law to hold); and

        the "winding-up", "dissolution" or "administration" of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors and procedures such as suspension of payments (surseance van betaling) in relation to Dutch Obligors and reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite) in relation to Luxembourg Obligors.

Statutes/Time of Day

        Any reference in this Agreement to:

        a statute shall be construed as a reference to such statute as the same may have been or may from time to time be, amended or re-enacted; and

        a time of day shall be construed as a reference to London time.

Contracts (Rights of Third Parties) Act 1999

        Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

        Notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of that Finance Document.

Gucci Luxembourg S.A.

        Notwithstanding that Gucci Luxembourg S.A. is expressed to be a Borrower and Guarantor under this Agreement through its succursale Euro Financial Investments di Cadempino, its obligations under this Agreement are those of Gucci Luxembourg S.A. as a whole and are not in any way to be construed as being limited to the assets of that branch; relevant references in the Finance Documents to the Borrowers and Guarantors are accordingly to Gucci Luxembourg S.A. as a whole and not merely its succursale Euro Financial Investments di Cadempino.

Headings

        Clause and Schedule headings are for ease of reference only.

The Facilities

Grant of the Facilities

        The Banks grant to the Borrowers, upon the terms and subject to the conditions hereof:

        a 364-day multicurrency revolving credit facility under which the Banks will make Advances in Euros or Optional Currencies up to an aggregate Euro Amount not exceeding the Total Facility A Commitments, converting upon exercise of the Term-out Option, to Term Advances; and

        a 3 year multicurrency revolving credit facility under which the Banks will make Advances in Euros or Optional Currencies up to an aggregate Euro Amount not exceeding the Total Facility B Commitments.

        No Bank is obliged to participate in Facility A Advances in an aggregate Euro Amount exceeding its Facility A Commitment.

        No Bank is obliged to participate in Facility B Advances in an aggregate Euro Amount exceeding its Facility B Commitment.

Purpose and Application

        The Facilities are intended for general corporate purposes and for refinancing any existing financial indebtedness of the Group and, accordingly, the Borrowers shall apply all amounts raised by them hereunder for those purposes. None of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers or Banks shall be obliged to concern themselves with such application.

Condition Precedent Documents

        Save as the Banks may otherwise agree, no Notice of Drawdown may be delivered hereunder unless the Facility Agent has confirmed to the Borrowers' Agent that (i) it has received all of the documents listed in Schedule 3 Part 1 (Condition Precedent Documents) and that each is, in form and substance, satisfactory to the Facility Agent and (ii) each of the Original Guarantors has acceded to this Agreement pursuant to Clause 29.5 (Original Guarantors).

Banks' Obligations Several

        The obligations of each Bank under the Finance Documents are several and the failure by a Bank to perform its obligations under the Finance Documents shall not affect the obligations of the Borrowers or the Guarantors or any other Bank towards any other party hereto nor shall any other party be liable for the failure by such Bank to perform its obligations hereunder.

Banks' Rights Several

        The amounts outstanding at any time under the Finance Documents from the Obligors to any of the other parties hereto shall be a separate and independent debt, and except as otherwise stated herein each such party shall be entitled to protect and enforce its individual rights arising out of the Finance Documents independently of any other party, and it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for such purposes provided that if any Bank commences proceedings in respect of the Finance Documents it shall notify the Facility Agent as soon as practicable thereafter and the Facility Agent shall notify the other Banks accordingly.

Term-out Option

        The Borrowers' Agent may exercise the Term-out Option by submitting a Term-out Notice to the Facility Agent.

        A Term-out Notice shall not be valid unless:

        it is delivered on a business day falling not less than ten days prior to the Facility A Maturity Date;

        the Term-out Date requested is a business day falling:

        on or before the Facility A Maturity Date;

        not more than ten, nor less than four, business days after the date on which that Term-out Notice is received by the Facility Agent; and

        the Term-out Maturity Date requested is the date falling one year after the Term-out Date or if that is not a business day, the immediately preceding business day.

        The Term-out Option may only be exercised once and a Term-out Notice is irrevocable.

        If a valid Term-out Notice is delivered, all then outstanding Facility A Advances shall be converted into Term Advances at the close of business on the Term-out Date (so that those Facility A Advances shall thereupon cease to be Revolving Advances and, on the terms and subject to the conditions of this Agreement, remain outstanding in the same amount and currency until the Term-out Maturity Date). The first Term of those Term Advances shall be the then current Terms of the outstanding Facility A Advances.

The Borrowers' Agent

        Each Obligor irrevocably appoints the Borrowers' Agent to act as its agent under and in connection with the Finance Documents.

        Each Obligor irrevocably authorises the Borrowers' Agent:

        to issue Notices of Drawdown (in the case of Borrowers) and to give and receive any other notices on that Obligor's behalf;

        on its behalf to perform the other duties and exercise the other rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions; and

        on its behalf to execute any Finance Document,

        and agrees to be bound by the acts and acquiescences of, and notices given by, the Borrowers' Agent under the Finance Documents.

        Each Dutch Obligor which is a Borrower expressly waives its right to invoke the provisions of article 3:68 of the Dutch Civil Code (Selbsteintritt) in relation to the acts undertaken by the Borrowers' Agent pursuant to this Clause 0.

Utilisation of the Facilities

Notice of Drawdown

        A Borrower may borrow an Advance if the Facility Agent receives, no later than 10.00 a.m. on the third business day before the proposed date for the making of such Advance, a duly completed Notice of Drawdown.

Drawdown Details

        Each Notice of Drawdown delivered to the Facility Agent pursuant to Clause 0 (Notice of Drawdown) shall be irrevocable and shall not be regarded as having been duly completed unless:

        it specifies whether it relates to Facility A or Facility B;

        it identifies the Borrower of the Advance;

        the proposed date for the making of the Advance requested is a business day falling one month or more before the Facility A Maturity Date (in the case of Facility A) or the Final Maturity Date (in the case of Facility B) and which shall be at least three business days after the date upon which the previous Advance (if any) was made hereunder and, if the Advance relates to Facility A, no Term-out Notice has been delivered;

        the currency of denomination of the Advance requested is Euros or an Optional Currency provided that, if the Borrower selects an Optional Currency (other than Sterling), the Borrower may also select Euros to apply if its first selection becomes ineffective pursuant to Clause 0 (Optional Currency);

        the amount of the Advance requested is a minimum amount of €10,000,000 and an integral multiple of €1,000,000 (or, if the Advance is to be denominated in an Optional Currency, such comparable and convenient amount thereof as the Facility Agent may from time to time specify) and the Original Euro Amount shall not exceed the Available Facility A Amount or the Available Facility B Amount (adjusted, in each case and if applicable, to take account of:

any reduction in the relevant Commitment of a Bank scheduled to be made on or prior to the date of drawdown of the proposed Advance; and

        the Euro Amounts of any relevant Advances which are scheduled to be made or repaid on or prior to the date of drawdown of the proposed Advance);

        the length of the proposed Term of the Advance requested is specified (in accordance with Clause 0 (Terms of Advances)) and ends on or before the Facility A Maturity Date (in the case of Facility A) or the Final Maturity Date (in the case of Facility B); and

        the payment instructions specify an account in the principal financial centre of the relevant currency or, in the case of Euros, in the principal financial centre of a Participating Member State or London.

Optional Currency

        If the Borrowers' Agent requests that an Advance be denominated in an Optional Currency (other than Dollars) but, no later than 11.00 a.m. (London time) on the Quotation Date for such Advance, the Facility Agent notifies the Borrowers' Agent and the Banks that the Facility Agent is of the opinion that, by reason of circumstances affecting the London interbank market generally, it is not feasible for such Advance to be denominated in such Optional Currency, then, unless the Borrowers' Agent and the Banks otherwise agree, such Advance shall not be made unless the Borrowers' Agent specified in the Notice of Drawdown in respect of such Advance that in such event such Advance should be denominated in Euros in which case such Advance shall be made in Euros in an amount equal to the Original Euro Amount relating to such Notice of Drawdown.

Drawdown Conditions

        If a Borrower requests an Advance in accordance with the preceding provisions of this Clause 0 (Utilisation of the Facilities) the Facility Agent shall promptly (and in any event not later than close of business three business days before the proposed date for the making of such Advance) notify each of the Banks of the amount of its portion thereof and if, on the proposed date for the making of such Advance:

        neither of the events mentioned in sub-clauses 0 and 0 of Clause 0 (Market Disruption and Alternative Interest Rates) shall have occurred;

        the Original Euro Amount of such Advance does not exceed the relevant Available Facility Amount;

        there would not, immediately after the making of such Advance, be more than 15 Advances outstanding in respect of each Facility;

        in the case of a Rollover Advance, no Event of Default has occurred and is continuing or would result from the making of such Rollover Advance and, in the case of any other Advance no Event of Default or Potential Event of Default has occurred and is continuing or would result from the making of such Advance; and

        the representations set out in Clause 0 (Representations) which are to be repeated pursuant to Clause 0 (Repetition) are true on and as of the proposed date for the making of such Advance.

        then, save as otherwise provided herein, such Advance will be made in accordance with the provisions hereof.

Type of Advance

        An Advance under Facility B, or outstanding under Facility A prior to the Term-out Date, shall be a Revolving Advance. On and after the Term-out Date, Facility A Advances shall, in accordance with sub-clause 0 of Clause 0 (Term-out Option), be Term Advances.

Each Bank's Participation

        Each Bank will participate through its Facility Office in each Advance made pursuant to this Clause 0 in the proportion borne by its Available Facility A Commitment or Available Facility B Commitment (as the case may be), to the relevant Available Facility Amount, immediately prior to the making of that Advance.

Reduction of available amount

        If a Bank's relevant Commitment is reduced in accordance with the terms hereof after the Facility Agent has received the Notice of Drawdown for an Advance and such reduction was not taken into account pursuant to sub-clause 0 of Clause 0 (Drawdown Details), then both the Original Euro Amount and the actual amount of that Advance shall be reduced accordingly.

Payment and Calculation of Interest

Payment of Interest

        The relevant Borrower shall pay accrued interest on each Advance on its Repayment Date and also, in the case of each Term Advance, on the last day of each Term of that Advance (including that current on the Term-out Date).

Terms of Advances

        The Term for an Advance shall be selected in the relevant Notice of Drawdown or, in the case of a Term Loan which is outstanding, by the Borrowers' Agent giving notice to the Facility Agent not later than 11.00 a.m. three business days prior to the start of that Term. Subject to the following provisions of this Clause 0, each Term will be of the duration so selected.

Each Term shall be of a duration of one, two, three or six months.

        If the Borrowers' Agent fails to select a Term for a Term Advance which is outstanding, that Term will, subject to the other provisions of this Clause 0, be of a duration of three months.

Calculation of Interest

        The rate of interest applicable to an Advance from time to time during its Term shall be the rate per annum determined by the Facility Agent to be the aggregate of the applicable Margin and LIBOR.

        In addition to interest under sub-clause 0, the Borrowers shall also pay to the Facility Agent for each Bank together with each relevant payment of interest that Bank's Mandatory Cost (in the case of paragraph (b) of the definition of Mandatory Cost, as notified by the Bank to the Facility Agent at least ten business days prior to the end of the relevant Term).

Market Disruption and Alternative Interest Rates

Substitute basis

        If, in relation to any Advance:

        the Facility Agent determines that at or about 11.00 a.m. (London time) on the Quotation Date for a Term in respect of such Advance (in the case of Euros or an Optional Currency) it is unable to access the Telerate screen or the rate does not appear on the relevant page of the Telerate screen and none or only one of the Reference Banks was offering to prime banks in the London interbank market deposits in the currency in which such Advance is to be denominated and for the specified period; or

        before the close of business in London on the Quotation Date for such Term the Facility Agent has been notified by a Bank or each of a group of Banks to whom in aggregate 45 per cent. or more of such Advance if made would be owed that LIBOR as determined by the Facility Agent does not accurately reflect the cost to it of obtaining such deposits, then, notwithstanding the provisions of Clause 0 (Payment and Calculation of Interest):

        the Facility Agent shall notify the other parties hereto of such event and that this Clause 0 is in operation;

        if such an Advance has not been made:

        if it is to be denominated in Euros or Dollars the Advance will be made notwithstanding the Facility Agent's notification (and Clause 0 (Alternative Basis) shall apply to it); or

        if it is to be denominated in any other currency, the Advance shall not be made; and

        in the case of sub-clause 0, within five days of such notification the Facility Agent and the Borrowers' Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rates of interest which may be applicable to Advances in the relevant currency in the future and any such substitute basis that is agreed shall take effect in accordance with its terms and be binding on each party hereto provided that the Facility Agent may not agree any such substitute basis without the prior consent of each Bank.

Alternative basis

        If a notification under sub-clause 0 applies to a Revolving Advance denominated in Euros or Dollars or to a Term Advance which is outstanding in any currency, then, for the purpose of calculating the rate of interest on that Advance pursuant to Clause 0 (Payment and Calculation of Interest):

        within five days of the notification, the Borrowers' Agent and the Facility Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding applicable to that Advance and/or any other Advance denominated in the currency of that Advance;

        any alternative basis agreed under sub-clause 0 above shall, with the prior consent of all the Banks, be binding on all the parties hereto;

        if no alternative basis is agreed, each Bank shall (through the Facility Agent) certify on or before the last day of the Term to which the notification relates an alternative basis for maintaining its participation in that Advance and/or any other Term Advances denominated in the currency of that Term Advance and/or Revolving Advances denominated in Euros or Dollars (as applicable);

        any such alternative basis may include an alternative method of fixing the interest rate, alternative Terms or alternative currencies but it must reflect the cost to the Bank of funding its participation in the relevant Advance from whatever sources it may select plus the appropriate Margin plus any applicable Mandatory Cost; and

        each alternative basis so certified shall be binding on the Obligors and the certifying Bank and treated as part of this Agreement.

Repayment

Repayment

        Each Borrower shall repay each Revolving Advance made to it in full on the Repayment Date relating thereto provided that, for the avoidance of doubt, Clause 0 (Payments by the Facility Agent) shall apply such that, if on the same day the relevant Borrower is drawing an Advance, the proceeds of such new Advance, if made in accordance with the provisions hereof, shall first be applied by the Facility Agent in or towards payment of the Advance due to be repaid on that day or towards the purchase of any currency to be so applied.

        Each Borrower shall repay each Term Advance made to it in full on the Term-out Maturity Date.

No Other Repayments

        The Borrowers shall not repay all or any part of any Advance outstanding hereunder except at the times and in the manner expressly provided herein.

Cancellation and Prepayment

Voluntary Cancellation

        The Borrowers' Agent may, by giving to the Facility Agent not less than ten business days' prior notice to that effect, cancel the whole or any part (being a minimum amount of €10,000,000 and an integral multiple of €1,000,000) of the Available Total Facility A Commitments or of the Available Total Facility B Commitments (or both) and any such cancellation shall reduce the relevant Commitment(s) of each Bank rateably.

Automatic Cancellation

        The Total Facility A Commitments shall, to the extent not previously voluntarily cancelled under Clause 0 and subject to sub-clause 0, be automatically cancelled in full on the Facility A Maturity Date.

        The amount of the Total Facility A Commitments undrawn on the Term-out Date, shall be automatically cancelled on that date.

        The Total Facility B Commitments shall, to the extent not previously voluntarily cancelled under Clause 0, be automatically cancelled in full on the Final Maturity Date.

Prepayment

        Subject to Clause 0 (Broken Periods), the Borrowers' Agent may, by giving to the Agent not less than ten business days' prior notice to that effect, prepay the whole or any part of an Advance (being a minimum amount of €10,000,000 and an integral multiple of €1,000,000 (or, if the Advance is denominated in an Optional Currency, such comparable and convenient amount thereof as the Facility Agent shall specify) together with any accrued interest and any other amounts due to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks in respect thereof under this Agreement.

Notice of Cancellation or Prepayment

        Any notice of cancellation or prepayment given by the Borrowers' Agent pursuant to Clause 0 (Voluntary Cancellation) or Clause 0 (Prepayment), as the case may be, shall be irrevocable and shall specify the date upon which such voluntary cancellation or prepayment is to be made and the amount of such cancellation or prepayment.

Prepayment of a Bank's Share of the Loan

        If any Bank claims indemnification from any Borrower under Clause 0 (Tax Indemnity) or Clause 0 (Increased Costs) or any Borrower is required to make any increased payments under Clause 0 (Tax Gross-up) or interest on a Bank's portion of an Advance is certified under sub-clause 0 of Clause 0 (Alternative basis) (and is higher than that for other Banks except those to which this Clause 0 is being applied) the Borrowers' Agent may, within 30 days thereafter and by not less than ten business days' prior notice to the Facility Agent (which notice shall be irrevocable), (a) cancel such Bank's Commitment(s) whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment(s) shall be reduced to zero and/or (b) subject to Clause 0 (Broken Periods), require the Borrowers to prepay such Bank's portion of the Advances outstanding at such time and provided that any prepayment made pursuant to this Clause 0 shall be either applied immediately and be subject to Clause 0 (Broken Periods) or be held by the Facility Agent and continue to accrue interest in accordance with the terms hereof and, on the last day of the then current Term(s), be applied in repayment of the relevant Advances.

Change of Control

        If at any time after the date hereof any person (other than Pinault-Printemps-Redoute S.A. ("PPR") or a subsidiary of PPR which satisfies the tests in both of paragraphs (a) and (b) of the definition of "subsidiary" in Clause 0 (Interpretation)) acquires or is to acquire the direct or indirect beneficial ownership of more than 50 per cent. of the voting rights in the Parent, promptly upon becoming aware thereof, the Parent shall give the Facility Agent written notice thereof and, within 30 days of receipt of such notice by the Facility Agent, any Bank which does not consent thereto shall have the right by delivery to the Facility Agent of a notice, which notice the Facility Agent shall promptly send to the Parent, (i) to cancel the Commitment(s) of such Bank, whereupon such Bank shall cease to be obliged to participate in further Advances and its Commitment(s) shall be reduced to zero and/or (ii) subject to Clause 0 (Broken Periods), to require the Borrowers to, prepay such Bank's portion of the Advances outstanding at such time provided that if within 15 business days of delivery of such notice to the Parent, such prepayment shall not have been made, an Event of Default shall be deemed to have occurred and provided further that any prepayment made pursuant to this Clause 0 shall be either applied immediately and be subject to Clause 0 (Broken Periods) or be held by the Facility Agent and continue to accrue interest in accordance with the terms hereof and, on the last day of the then current Term(s), be applied in repayment of the relevant Advances.

Taxes

Tax Gross-up

        All payments to be made by any of the Obligors to any person under the Finance Documents shall be made free and clear of and without deduction for or on account of tax unless such Obligor is required to make such a payment subject to the deduction or withholding of tax, in which case the sum payable by such Obligor in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that, after the making of the required deduction or withholding, such person receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made provided that the relevant Obligor will not be obliged to increase any payment under this Clause 0 to any Bank not being or ceasing to be a Qualifying Bank unless (i) the requirement to deduct or withhold would have applied had such Bank been or continued to be a Qualifying Bank (in which case the amount payable will not exceed the amount which would have been payable to a Qualifying Bank) or (ii) such Bank is not or ceases to be a Qualifying Bank as a result of a change of law or application of a double taxation treaty or generally applied practice of the relevant tax authorities required to make such deduction or withholding.

Tax Indemnity

        Without prejudice to the provisions of Clause 0 (Tax Gross-Up), if any person or the Facility Agent on its behalf is required to make any payment on account of tax (not being either (a) a tax imposed on and calculated by reference to the net income paid to and received by its Facility Office, or (b) Italian imposta regionale sulle attivitá produttive) or otherwise on or in relation to any sum received or receivable under the Finance Documents by such person or the Facility Agent on its behalf (including any sum received or receivable under this Clause 0) or any liability in respect of any such payment is imposed, levied or assessed against such person or the Facility Agent on its behalf, the relevant Obligor shall, upon demand of the Facility Agent, promptly indemnify such person against such payment or liability, together with any interest, penalties, reasonable costs and expenses payable or incurred in connection therewith other than if such payment was made or liability was incurred as a result of the relevant person's wilful misconduct or gross negligence.

Banks' Tax Status Confirmation

        Each Bank confirms in favour of the Facility Agent (on the date hereof or, in the case of a Bank which becomes a party hereto pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective) that either:

        it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Loan and the interest thereon; or

        it is a bank as defined for the purposes of Section 840A of the Income and Corporation Taxes Act 1988 and is beneficially entitled to its share of the Loan and the interest thereon,

        and each Bank shall promptly notify the Facility Agent if there is any change in its position from that set out above.

Claims by Banks

        A Bank intending to make a claim pursuant to Clause 0 (Tax Indemnity) shall notify the Facility Agent promptly after becoming aware thereof, of the event by reason of which it is entitled to do so, whereupon the Facility Agent shall notify the Parent thereof provided that nothing herein shall require such Bank to disclose any information regarding its tax affairs or computations or the organisation of its affairs generally.

Tax Receipts

Notification of Requirement to Deduct Tax

        If, at any time, any of the Obligors is required by law to make any deduction or withholding from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholding are calculated), the Parent shall, promptly upon becoming aware thereof, notify the Facility Agent.

Evidence of Payment of Tax

        If any of the Obligors makes any payment hereunder in respect of which it is required to make any deduction or withholding, it shall pay the full amount required to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and the Parent shall deliver to the Facility Agent for each relevant Bank, within 30 days or as soon as practicable after the relevant Obligor has made such payment to the applicable authority, an original receipt (or a certified copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of that Bank's share of such payment. Should the relevant Obligor be entitled to issue such certificate or receipt, the Parent shall deliver it to the Facility Agent for each relevant Bank promptly after the date of the applied withholding or deduction.

Tax Credits

        If, following any increase in any sum payable under this Agreement under Clause 0 (Tax Gross-up) or any payment under Clause 0 (Tax Indemnity), any Bank or the Facility Agent shall receive or be granted a credit against or remission for any tax payable by it, that Bank shall promptly notify the Facility Agent and the Facility Agent shall promptly notify the Parent thereof and shall, subject to an Obligor having made any increased payment in accordance with Clause 0 (Tax Gross-up) or payment in accordance with Clause 0 (Tax Indemnity) and to the extent that such Bank or the Facility Agent can do so in its sole opinion (acting in good faith) without prejudicing the retention of the amount of such credit or remission and without prejudicing its right to obtain any other relief or allowance which may be available to it and to conduct its own tax affairs as it thinks fit, reimburse such amount as that Bank or the Facility Agent shall in its discretion (acting reasonably and in good faith) certify to be the proportion of such credit or remission as will leave that Bank or the Facility Agent (after such reimbursement) in no worse position than it would have been in had no increase been required under Clause 0 (Tax Gross-up) or payment been required under Clause 0 (Tax Indemnity).

Banks' tax affairs

        Nothing contained in this Agreement or any of the Finance Documents shall oblige any Bank or the Facility Agent to rearrange its tax affairs or to disclose any information regarding its tax affairs or computations or the organisation of its affairs generally.

Changes in Circumstances

Increased Costs

        If, by reason of:

        any change in law or in its interpretation or administration; and/or compliance with any Capital Adequacy Requirement or any other request from or requirement of any central bank or other fiscal, monetary or other authority not existing on the date hereof and other than:

        one with which banks in the jurisdiction of incorporation of the relevant Bank do not ordinarily comply;

        a tax imposed on and calculated by reference to the net income paid to and received by such Bank's Facility Office; or

        to the extent the relevant Bank has been indemnified by the relevant Borrower in accordance with Clause 0 (Tax Gross-up) or Clause 0 (Tax Indemnity) in respect thereof,

        a Bank or any holding company of such Bank is unable to obtain the rate of return on its capital which it would have been able to obtain but for such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances or any of them) under this Agreement; or

        a Bank or any holding company of such Bank incurs a cost as a result of such Bank's entering into or assuming or maintaining a commitment or performing its obligations (including its obligation to participate in the making of Advances or any of them) under this Agreement; or

        there is any increase in the cost to a Bank or any holding company of such Bank of funding or maintaining all or any of the loans comprised in a class of loans formed by or including such Bank's share of the Advances or any of them; or

        a Bank or any holding company of such Bank becomes liable to make any payment on account of tax or otherwise on or calculated by reference to the amount of such Bank's share of the Advances (or any of them) and/or to any sum received or receivable by it hereunder,

        (in any such case to the extent not adequately compensated for by the payment of Mandatory Cost) each Borrower shall, from time to time on demand of the Facility Agent, promptly pay to the Facility Agent for the account of that Bank amounts sufficient to hold harmless and indemnify that Bank or such Bank's holding company from and against, as the case may be, (l) such reduction in the rate of return on capital, (2) such cost, (3) such increased cost (or such proportion of such increased cost as is, in the reasonable opinion of that Bank, attributable to its participating in the funding or maintaining of Advances or the relevant Advances), or (4) such liability.

Increased Costs Claims

        A Bank intending to make a claim pursuant to Clause 0 (Increased Costs) shall notify the Facility Agent, promptly upon becoming aware thereof, of the event by reason of which it is entitled to do so, providing reasonably detailed calculations (to the extent possible), whereupon the Facility Agent shall notify the Borrowers' Agent thereof provided that nothing herein shall require such Bank to disclose any confidential information relating to tax matters or the organisation of its affairs.

Illegality

        If, at any time, it is unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances or to maintain its Commitment(s), then that Bank shall, promptly after becoming aware of the same, deliver to the Borrowers' Agent through the Facility Agent a notice to that effect and:

        such Bank shall not thereafter be obliged to participate in the making of any Advances and its Commitment(s) shall be immediately reduced to zero; and

        if the Facility Agent on behalf of such Bank so requires, each Borrower shall on the latest date permitted by law repay such Bank's share of the outstanding Advances together with accrued interest thereon and all other amounts owing to such Bank hereunder.

Mitigation

        If circumstances are such that (a) a Bank intends to claim indemnification from any Borrower under Clause 0 (Tax Indemnity) or Clause 0 (Increased Costs) or (b) any Borrower will be obliged to increase payments to any person hereunder pursuant to Clause 0 (Tax Gross-up) or (c) it becomes unlawful for a Bank to make, fund or allow to remain outstanding all or part of its share of the Advances or to maintain its Commitment(s), such Bank shall, after consultation with the Facility Agent and the Borrowers' Agent and to the extent that it can do so lawfully and without prejudice to its own position, take such steps which it might reasonably take (including a change in its Facility Office or the transfer of its rights, benefits and obligations hereunder to another financial institution acceptable to the Borrowers' Agent and willing to participate in the Facilities) with a view to mitigating the effect of such circumstances on the relevant Borrower. The Borrowers' Agent and the Facility Agent shall consult with a view to finding another bank which is willing to participate in the Facilities in the place of the relevant Bank, provided that no Bank shall be under an obligation to make any transfer or assignment and transfer if, in its reasonable opinion, it would or might have an adverse effect upon its business, operations or financial condition (loss of profit under this Agreement not being adverse for these purposes) or the management of its tax affairs.

Representations

  (ii)
  The Parent on behalf of itself, the Group and on behalf of Guccio Gucci S.p.A. makes the representations and warranties set out in Clause 0 (Status and Due Authorisation) to Clause 0 (Investment Company Act) (except for, in respect of Guccio Gucci S.p.A., Clause 0 (No deductions or Withholding) and Clauses 0 (No Obligation to Create Security) to 0 (Private and Commercial Acts));

  (jj)
  Each of the other Obligors makes the representations and warranties set out in Clauses 0 (Status and Due Authorisation) and Clauses 0 (Claims Pari Passu) to 0 (Investment Company Act) on behalf of itself; and

  (kk)
  Each Borrower makes the representation and warranty set out in Clause 0 (No Deductions or Withholding); and

  (ll)
  Each of the US Obligors makes the representation and warranty set out in Clause 0 (Solvency),

and acknowledges that the Finance Parties have entered into this Agreement in reliance on those representations and warranties.

Status and Due Authorisation

        It is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate and other action required to authorise its execution of this Agreement and its performance of its obligations hereunder has been duly taken.

No Deductions or Withholding

        Under the laws of its jurisdiction of incorporation in force at the date hereof it will not be required to make any deduction or withholding from any payment it may make hereunder to a Qualifying Bank.

Claims Pari Passu

        Under the laws of its jurisdiction of incorporation in force at the date hereof, the claims of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks against it under the Finance Documents will rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application.

Governing Law and Judgments

        Subject to the qualifications set out in the relevant legal opinions delivered pursuant to Clause 0 (Condition Precedent Documents) reflecting the law in force on the date hereof, in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, the choice of English law as the governing law of this Agreement and any judgment obtained in England or New York will be recognised and enforced.

Validity and Admissibility in Evidence

        Subject to the qualifications set out in the relevant legal opinions delivered pursuant to Clause 0 (Condition Precedent Documents) reflecting the law in force on the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Agreement, (b) to ensure that the obligations expressed to be assumed by it in this Agreement are legal, valid, binding and enforceable and (c) to make this Agreement admissible in evidence in its jurisdiction of incorporation, have been done, fulfilled and performed.

No Filing or Stamp Taxes

        Under the laws of its jurisdiction of incorporation in force at the date hereof, it is not necessary that this Agreement be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to this Agreement.

Binding Obligations

        Subject to the qualifications set out in the relevant legal opinions delivered pursuant to Clause 0 (Condition Precedent Documents) reflecting the law in force on the date hereof, the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding and enforceable on it in accordance with the terms hereof.

No Winding-up

        No Material Company has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any Material Company for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues under any applicable insolvency or similar law.

No Material Defaults

        As far as it is aware, having made due enquiry, no member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would be reasonably likely to have a material adverse effect on the business or financial condition of any Obligor or the Group taken as a whole.

No Material Proceedings

        No action or administrative proceedings of or before any court or agency which would be reasonably likely to have a material adverse effect on the business or financial condition of any of the Obligors or the Group taken as a whole or which purports to affect the legality, validity, binding effect or enforceability hereof has been started or, so far as it is aware, having made due enquiry, threatened.

Original Financial Statements

        The Original Financial Statements were prepared in accordance with international accounting standards consistently applied (or, if not consistently applied, with a reasonably detailed description of any changes in the notes thereto) and give (in conjunction with the notes thereto) a true and fair view of the financial condition of the Group at the date as of which they were prepared and the results of the Group's operations during the financial year then ended.

No Material Adverse Change

        Since the date to which the most recent financial statements of the Group refer, there has been no change in the business or financial condition of any Obligor or of the Group taken as a whole which is reasonably likely to materially adversely affect the ability of the Obligors to perform their obligations hereunder.

No Undisclosed Liabilities

        No member of the Group had, as at the date as of which the Original Financial Statements were prepared, any liabilities (contingent or otherwise) which were not disclosed thereby (or by the notes thereto) or reserved against therein (other than liabilities which were not material) nor were there at that date any unrealised or anticipated losses of any member of the Group arising from commitments entered into by it which were not so disclosed or reserved against (other than losses which were not material).

Full Disclosure

        To the best of its knowledge and belief, having made due enquiry, the information (other than the forecasts and projections (if any)) contained in the Information Memorandum and all of the other written information supplied by any member of the Group to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks in connection herewith is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks and which, if disclosed, would be reasonably likely to adversely affect the decision of a person considering whether or not to provide finance to the Borrowers or to provide such finance against the security of guarantees issued by the Guarantors.

Encumbrances

        No encumbrance (other than a Permitted Encumbrance) exists over all or any of the present or future revenues or assets of any member of the Group.

No Obligation to Create Security

        Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder will not result in the existence of nor oblige any member of the Group to create any encumbrance over all or any of its present or future revenues or assets.

Execution of this Agreement

        Its execution of this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not:

        conflict in any material way with any agreement, mortgage, bond or other instrument or treaty to which it is a party or which is binding upon it or any of its assets;

        conflict with its constitutive documents and corporate rules and regulations; or

        conflict with any applicable law, regulation or official or judicial order.

Private and Commercial Acts

        Its execution of this Agreement constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

Ownership of the Obligors

        Each of the Obligors and Guccio Gucci S.p.A. (other than the Parent) is a wholly-owned subsidiary of the Parent.

Material Intellectual Property

        Except in relation to matters as to which the non-pursuit of remedies is permitted under Clause 0 (Material Intellectual Property), each member of the Group has good legal title to its respective Material Intellectual Property.

ERISA

        Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with ERISA and all other applicable laws and regulations. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan which could reasonably be expected to have a material adverse effect on the business or financial condition of any Obligor or the Group taken as a whole. No Obligor or any subsidiary of an Obligor or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so within the six year period preceding the date of this Agreement. No accumulated funding deficiency (as defined in sub-clause 0 of Clause 0 (ERISA)) has occurred during the six year period preceding the date on which this representation is made or deemed made with respect to any Plan, and no lien in favour of the United States Pension Benefit Guaranty Corporation or a Plan has arisen during such six year period.

Anti-Terrorism Laws

        None of the Obligors or, to the knowledge of any of the Obligors, any of their affiliates, is in violation of any laws relating to terrorism or money laundering applicable to them ("Anti-Terrorism Laws"), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Investment Company Act

        No Obligor is an "investment company" or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended.

Solvency

        The sum of each US Obligor's debts (including its obligations under this Agreement) is less than the value of its property (calculated at the lesser of fair valuation and present fair saleable value).

        The capital of each US Obligor is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

        No US Obligor has incurred and does not intend to incur or believe it will incur debts beyond its ability to pay as they mature.

        No US Obligor has made a transfer or incurred any obligation under this Agreement with the intent to hinder or delay payment to, or to defraud, any of its present or future creditors.

For purposes of this Clause:

        "debt" means any liability on a claim;

        "claim" means (1) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (2) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

        terms used in this Clause 0 shall be construed in accordance with the applicable United States bankruptcy and state fraudulent conveyance statutes and the related case law.

Repetition

        Each of the representations and warranties contained in this Clause 0 (except for Clause 0 (No Deductions or Withholding), Clause 0 (Claims Pari Passu), Clause 0 (No Filing or Stamp Taxes), Clause 0 (No Material Proceedings) and Clause 0 (Full Disclosure) to the extent that this relates to the Information Memorandum and Clause 0 (Ownership of the Obligors)) shall be deemed to be repeated by each of the Obligors at the beginning of each Term, on the date on which a Term-out Notice is given, and on the Term-out Date, in each case by reference to the facts and circumstances then existing provided that (following delivery of any statements under Clause 0 (Annual Statements)) references to the Original Financial Statements shall be construed as references to the most recently delivered annual consolidated financial statements of the Group.

Financial Information

Annual Statements

        Each of the Obligors shall as soon as the same become available, but in any event within 210 days after the end of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks such financial statements as it is required by the laws of its jurisdiction of incorporation to prepare (or, in the case of the Parent, the consolidated financial statements of the Group) for such financial year.

Semi-annual Statements

        The Parent shall as soon as the same become available, but in any event within 150 days after the end of each half of each of its financial years, deliver to the Facility Agent in sufficient copies for the Banks the consolidated financial statements of the Group for such period.

Other Financial Information

        Each of the Obligors shall from time to time on the request of the Facility Agent, furnish the Facility Agent with such information about the business and financial condition of the Group as the Facility Agent (or any Bank through the Facility Agent) may reasonably require (taking confidentiality restrictions into account) and shall furnish the Facility Agent as soon as practicable and in any event within five business days of issue with copies of all press releases issued by the Parent or on behalf of the Group relating to financial matters including, without limitation, its quarterly financial press releases.

Requirements as to Financial Statements

        Each of the Obligors shall ensure that:

        each set of financial statements delivered by it pursuant to this Clause 0 has been certified by the chief executive officer or chief financial officer of such Obligor as giving a true and fair view of its financial condition (or, in the case of financial statements of the Parent, the financial condition of the Group) as at the end of the period to which those financial statements relate and of the results of its (or, as the case may be, the Group's) operations during such period;

        each set of annual financial statements delivered by the Parent (and each other Obligor, if the law of the jurisdiction of incorporation of the relevant Obligor so requires (and for the avoidance of doubt under current Italian law Guccio Gucci S.p.A., Luxury Goods Italia S.p.A., Gucci Finanziaria S.p.A. and Gucci Logistica S.p.A. are not so required)) pursuant to Clause 0 (Annual Statements) has been audited by auditors of international repute; and

        each set of consolidated financial statements delivered by it pursuant to Clause 0 (Annual Statements) or 0 (Semi-Annual Statements) shall be reviewed by auditors of international repute and accompanied by a compliance certificate substantially in the form of Schedule 7 (Form of Compliance Certificate) issued by the chief financial officer of the Parent certifying:

whether or not the financial covenants in Clause 0 (Financial Condition) have been observed, supported by reasonably detailed calculations; and

        compliance with sub-clause 0 of Clause 0 (Additional Guarantors) as at the date to which the relevant financial statements are made up or, failing such compliance as at that date, specifying the members of the Group which are to become additional Guarantors or in respect of whose shares pledges will be given in accordance with sub-clauses 0 and 0.

Accounting Policies

        Each of the Obligors shall ensure that each set of financial statements delivered to the Facility Agent pursuant to Clause 0 (Annual Statements) or 0 (Semi-annual Statements) is prepared using accounting policies, practices, procedures and reference periods, (in the case of the consolidated financial statements of the Group) (or, in the case of unconsolidated financial statements, to the extent those policies, practices and procedures are applicable in the context of any particular set of unconsolidated financial statements), consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any such set of financial statements, the Parent notifies the Facility Agent that there have been one or more changes in any such accounting policies, practices, procedures or reference periods in a way which materially affects the financial covenants contained in Clause 0 (Financial Condition) (the change to be deemed to be material for this purpose if it would result in a breach or the prevention of a breach of any such financial covenant to be tested on the basis of those financial statements, or if it might reasonably be expected to have either such result in relation to any future test of such financial covenants) in which event:

        the Facility Agent acting on the instructions of an Instructing Group and the Parent shall, at the Facility Agent's request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 0 (Financial Condition) and/or the definitions used therein as may be necessary to grant to the Banks protection comparable to that granted on the date hereof, and any amendments so agreed will have effect on the date agreed between the Facility Agent and the Parent; and

        if no such agreement is reached within 30 days of the Facility Agent's request, the Parent shall (if so requested by the Facility Agent acting upon the instructions of an Instructing Group) prepare a reconciliation statement certified by the chief financial officer of the Parent as true and accurate containing restated figures to the extent necessary to demonstrate compliance with Clause 0 (Financial Condition) and a description of such changes and adjustments which would be required to be made to such financial statements so that such financial statements reflected the basis upon which the Original Financial Statements were prepared before the changes were made.

Notwithstanding sub-clause 0 above:

        each set of financial statements delivered to the Facility Agent pursuant to Clause 0 (Annual Statements) in respect of an Obligor other than the Parent shall be prepared using accounting policies, practices and procedures generally accepted in the relevant Obligor's country of incorporation, consistently applied; and

        in respect of additional Borrowers and Guarantors, if their relevant financial statements are not prepared in accordance with the accounting policies, practices and procedures used in preparation of the Original Financial Statements, they shall be prepared using accounting policies, practices and procedures generally accepted in their respective countries of incorporation, consistently applied.

Financial Condition

Financial Condition of the Group

        At all times, the consolidated financial condition of the Group, as evidenced by the most recent financial statements prepared in accordance with the provisions of Clause 0 (Accounting Policies) (notionally updated to reflect any changes which might have occurred since the date such financial statements refer to the extent required to calculate the financial covenants set out at sub-paragraphs 00 and 00 below), shall be such that:

        the ratio of Net Financial Indebtedness to Net Worth shall not at any time be greater than 1:1; and

        the ratio of Net Financial Indebtedness to EBITDA on a Rolling Basis, shall not at any time be greater than 3:1.

        At all times, the financial condition of the Group, calculated on a Rolling Basis, shall be such that the ratio of EBITDA to Net Financial Payments shall not be less than 4:1.

Definitions of Financial Terms

        In this Agreement:

        "Approved Funds" means investment funds which hold money market instruments and/or marketable securities rated at least A-2 or BBB (as the case may be) by Standard & Poor's Corporation or P-2 or Baa2 (as the case may be) by Moody's Investors Service, Inc., which funds are not themselves so rated, but which are managed by financial institutions whose long term unsecured, unsubordinated debt rating is at least BBB by Standard & Poor's Corporation or Baa2 by Moody's Investors Service Inc;

        "Asset Value" means, at any time in relation to a member of the Group or the Group, as the case may be, the book value of the assets of such Group member as shown in the most recent consolidated financial statements of the relevant member of the Group or the Group, as the case may be, provided hereunder.

        "EBIT" means in relation to a member of the Group or the Group, as the case may be, the net income of such Group member or the consolidated net income of the Group, as the case may be, before:

        any expense or income on account of income taxes and deferred taxation;

        any interest, commissions, discounts and other fees incurred by such Group member or by the Group, as the case may be, in respect of financial indebtedness as well as the interest component included within the amount of any rent due under leases which in accordance with IFRS/IAS are classified and accounted for as financial leases in the financial statements of the relevant member of the Group;

        any interest or comparable income whether in respect of investments of the kinds referred to in sub-paragraphs (ii), (iii) or (iv) of the definition of "Net Financial Indebtedness", or otherwise earned by such Group member or by the Group, as the case may be;

        charges or credits in respect of minority interests;

        gains and losses arising from the disposal of financial assets as well as the change in fair value of financial assets classified in the category "Held for trading" under IFRS/IAS,

        and excluding income and expenses arising from extraordinary items. For the purposes of this definition "extraordinary items" means transactions not undertaken in the normal course of business and will include, amongst others, the income or expenses resulting from the restructuring of a business acquired and the income or expenses arising from the disposal and or termination of a business.

        "EBITDA" means EBIT before depreciation and amortisation of the relevant Group member or the Group, as the case may be;

        "Financial Half-Year" means each of those periods of approximately six calendar months in any financial year of the Group ending on any Half-Year Date;

        "Half-Year Date" means each of 31st July and 31st January;

        "Net Financial Indebtedness" means financial indebtedness less (without double counting) to the extent free of restrictions on withdrawal arising by reason of an encumbrance (i) cash in hand and at bank (not including any cash collateral which fully secures indebtedness in an amount equal to or greater than the amount of such indebtedness); (ii) the net amounts due to members of the Group under hedging contracts (calculated on a mark-to-market basis); (iii) the market value of all liquid money market instruments and marketable securities rated at least A-2 or BBB (as the case may be) by Standard & Poor's Corporation or P-2 or Baa2 (as the case may be) by Moody's Investors Service, Inc., (iv) the market value of investments held by any member of the Group in Approved Funds, and (v) any deposit of not more than three months' maturity with a financial institution whose long term unsecured, unsubordinated debt rating is at least BBB by Standard & Poor's Corporation or Baa2 by Moody's Investors Service, Inc.;

        "Net Financial Payments" means the aggregate of all interest, commission, fees and other charges (including the interest payment component included within the amount of any rent due under leases which in accordance with IFRS are classified and accounted for as financial leases in the financial statements of the relevant member of the Group) incurred by members of the Group in respect of financial indebtedness less interest earned by members of the Group;

        "Net Worth" means the Parent's share capital fully paid up:

        plus the aggregate amount standing to the credit of the Group's consolidated share premium account;

        plus or minus the amount standing to the credit or debit, as the case may be, of the consolidated profit and loss account of the Group;

        less (without double counting) any dividend or other distribution declared or made to the extent not already provided for;

        less the amount of any writing up of the book value of any assets if that writing up is booked against the profit and loss account, all writing up which is booked against a specific equity reserve of the Parent's share capital will be included in the definition "Net Worth"); and

        plus or minus the cumulative translation adjustment (as applicable).

        "Rolling Basis" refers to the calculation of a ratio or an amount made at the end of a Financial Half-Year in respect of that Financial Half-Year and the preceding Half-Year.

Accounting Terms

        All accounting expressions which are not otherwise defined herein shall be construed in accordance with IFRS/IAS.

Covenants

Maintenance of Legal Validity

        Each of the Obligors shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of the Finance Documents and shall maintain adequate books and records and maintain all assets necessary for it to continue its business in good working order, taking into account fair wear and tear.

Insurance

        The Parent shall procure that each member of the Group maintains insurances on and in relation to its business and assets with reputable underwriters or insurance companies against such risks and to such extent as is usual for companies carrying on a business such as that carried on by such member of the Group.

Untrue Representations

        After the delivery of any Notice of Drawdown and before the making of the Advance requested therein and also not more than ten and not less than five business days before the Term-out Date, the Parent shall notify the Facility Agent of the occurrence of any event of which it is aware, having made due enquiry, which results in or may reasonably be expected to result in any of the representations contained in Clause 0 (Representations) which are to be repeated pursuant to Clause 0 (Repetition) being untrue at or before the time of the making of such Advance or as at the Term-out Date (as the case may be).

Notification of Events of Default

        Each of the Obligors shall promptly inform the Facility Agent of the occurrence of any Event of Default or Potential Event of Default and of the commencement of any proceedings of or before any court or agency of which it is aware, having made due enquiry, which is reasonably likely to have a material adverse effect on the business or financial condition of any of the Obligors or the Group taken as a whole and, upon receipt of a written request to that effect from the Facility Agent where the Facility Agent (acting on the instructions of an Instructing Group) has reasonable grounds to believe that such an event has occurred, confirm to the Facility Agent that, save as previously notified to the Facility Agent or as notified in such confirmation, no Event of Default or Potential Event of Default has occurred.

Claims Pari Passu

        Each of the Obligors shall ensure that at all times the claims of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

Negative Pledge

        The Parent shall ensure that no member of the Group shall, without the prior written consent of an Instructing Group, create or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than a Permitted Encumbrance.

Loans and Guarantees

        The Parent shall ensure that no member of the Group shall, without the prior written consent of an Instructing Group (subject to Clause 0 (Financial Indebtedness and Guarantees of Guccio Gucci S.p.A.) other than to or for the benefit of another member of the Group or otherwise in the ordinary course of business), make any loans, grant any credit or give any guarantee or indemnity (except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person.

Disposals

        Subject to sub-clauses 0, 0 and 0 below, the Parent shall ensure that no member of the Group shall, without the prior written consent of an Instructing Group, sell, lease, transfer or otherwise dispose of, by one or more transactions or series of transactions (whether related or not) the whole or any part of the Material Intellectual Property or its interest in the whole or any part of the Material

Intellectual Property or any company (or its interest in any company) which owns Material Intellectual Property or to which Material Intellectual Property is licensed.

        Sub-clause 0 shall not apply to disposals of, or of interests in, Relevant Material Intellectual Property, nor to disposals of companies (or interests in companies) which own or to which are licensed Relevant Material Intellectual Property. "Relevant Material Intellectual Property" means Material Intellectual Property which falls within paragraph (b) of the definition of "Material Intellectual Property" and which has a fair market value not exceeding €500,000,000 (or equivalent); for the purposes of this definition cognate or related brands shall be deemed to constitute a single item of Material Intellectual Property.

  Notwithstanding sub-clause 0 above,

        any member of the Group shall be entitled to grant licences or sub-licences of its respective Material Intellectual Property provided that such licences or sub-licences:

        are granted in the ordinary course of business and on arm's length terms; and

        are on terms which reserve to the Group creative and editorial control and otherwise enable compliance with Clause 0 (Material Intellectual Property); and

        any member of the Group shall be entitled to grant licences or sub-licences of its respective Material Intellectual Property to any other member of the Group (which is not an Obligor) (each a "Licence Holding Company"), provided that:

        the licence or sub-licence is granted:

        in the ordinary course of business and on arm's length terms; and

        on terms which reserve to the Group creative and editorial control and otherwise enable compliance with Clause 0 (Material Intellectual Property); and

        as soon as reasonably practicable following such grant, the Licence Holding Company is sold to a third party, and the sale is made on arm's length terms.

        Notwithstanding sub-clause 0 above, any member of the Group shall be entitled to sell, lease, transfer or otherwise dispose of, to a Guarantor, by one or more transactions or series of transactions (whether related or not) the whole or any part of the Material Intellectual Property or its interest in the whole or any part of the Material Intellectual Property or any company (or its interest in any company) which owns Material Intellectual Property or to which Material Intellectual Property is licensed.

Financial Indebtedness and Guarantees of Guccio Gucci S.p.A.

        The Parent shall ensure that Guccio Gucci S.p.A. and any other member of the Group holding shares in that company (other than the Parent) shall not, without the prior written consent of an Instructing Group (other than hereunder or under the Existing Facility):

        raise funds by borrowing in the international loan and/or bond markets or guarantee or indemnify any such borrowings; or

        borrow moneys or permit to remain outstanding any borrowings in the Italian domestic market exceeding in aggregate €125,000,000 (or the equivalent in any other currency) or guarantee or indemnify any such borrowings, provided that Guccio Gucci S.p.A. shall be permitted to enter into (i) this Agreement; (ii) arrangements to refinance or replace the Existing Facility and any other financial indebtedness existing at the date of this Agreement; and (iii) any new financial indebtedness up to a maximum aggregate amount of €125,000,000 (or the equivalent in any other currency).

Financial Indebtedness of Subsidiaries

        Without prejudice to Clause 0 (Financial Indebtedness and Guarantees of Guccio Gucci S.p.A.), the Parent shall procure that its subsidiaries which are not Guarantors under this Agreement (not including Guccio Gucci S.p.A. or any member of the Group which is not a Guarantor but is named as a guarantor in the Existing Facility) shall not, without the prior written consent of an Instructing Group, incur or have outstanding financial indebtedness (other than financial indebtedness incurred or outstanding from another member of the Group) in an aggregate amount exceeding €350,000,000 (or the equivalent in other currencies).

Dividends

        The Parent shall procure that its subsidiaries which are not Guarantors under this Agreement and whose earnings, revenues or assets represent more than 5 per cent. of the consolidated earnings before interest and tax or revenues or total assets of the Group (all as determined by reference to the latest financial statements of the Group) remain entitled and eligible to pay dividends where the same are legally payable under the laws of their jurisdiction of incorporation.

Mergers and Consolidations

        The Parent shall not permit any merger or consolidation of any Obligor or Guccio Gucci S.p.A. with any other person other than:

        with any other Obligor; or

        with any other member of the Group, provided such member of the Group is a wholly-owned subsidiary of the Parent, the Obligor is the surviving company and remains responsible for all the obligations of that Obligor under the Finance Documents notwithstanding the merger, in each case where such merger or consolidation would not reasonably be considered adversely to affect the position of the Banks.

Taxes

        The Parent shall ensure that each member of the Group shall duly and punctually pay and discharge prior to the imposition of any material penalty all taxes, assessments and governmental charges imposed upon it or its assets and all lawful claims which, if unpaid, would by law become encumbrances upon its assets other than those being contested in good faith where the non-payment is permitted by applicable law.

Material Intellectual Property

        The Parent will, and shall ensure that each other member of the Group will:

        diligently pursue such legal remedies as are reasonably available to it to maintain and preserve its legal and commercial interests in its respective Material Intellectual Property other than where, in the reasonable commercial judgment of the Parent and such other member of the Group, having regard to, amongst other things, the size of the relevant market, the business prospects for the Group in such market and the legal risks (including the risk of adverse precedent) involved, it considers that it is not prudent to pursue such remedies; and

        generally:

        protect, preserve and promote the value, status and integrity of its respective Material Intellectual Property;

        maintain artistic and editorial control over its respective Material Intellectual Property; and

        ensure the focus and consistency of its respective Material Intellectual Property in the luxury goods and high end fashion apparel market,

        (but, if the Material Intellectual Property is not owned by the relevant member of the Group, only to the extent consistent with its interest in it).

Arm's-length transactions

        The Parent shall ensure that no member of the Group shall enter into any arrangement or contract with any person other than any other member of the Group other than on what the Parent, in its reasonable commercial opinion, considers to be an arm's-length basis.

Notice requirements

        Each Obligor will promptly notify the Facility Agent of the occurrence of any of the following events:

        any Reportable Event;

        a failure to make any required contribution to a Plan or the creation of any lien in favour of the United States Pension Benefit Guaranty Corporation or a Plan;

        termination of any Plan maintained or contributed by that Obligor or any of its ERISA Affiliates, and of any action that might result in termination; or

        complete or partial withdrawal from any Multiemployer Plan by that Obligor or any of its ERISA Affiliates, or any action that might result in complete or partial withdrawal.

        Each notice under this Clause will include reasonable details concerning the occurrence that is the subject of the notice as well as the Obligor's proposed course of action, if any, in relation thereto. Delivery of a notice under this Clause will not affect the Obligor's obligations to comply with any other provision of the Finance Documents.

Investment Company Act

        No Obligor will, either by act or omission, become, or permit any other Obligor to become, an "investment company" or a company "controlled" by an "investment company", within the meaning of the United States Investment Company Act of 1940, as amended.

ERISA

        No Obligor will take any action or omit to take any action or permit any of its subsidiaries or ERISA Affiliates to take any action or omit to take any action with respect to any Plan that might result in the imposition of a lien or other Security Interest on any property of the Obligor or any of its subsidiaries or that otherwise might have a material adverse effect on the business or financial condition of any Obligor or the Group taken as a whole.

Federal Reserve Regulations

        Each US Borrower will use the Facilities without violating Regulations T, U and X.

Embargoed Person

        At all times through the term of the Facilities, (a) none of the funds or assets of the Obligors that are used to repay the Facilities shall constitute property of, or shall be beneficially owned directly or, to the knowledge of any Obligor, indirectly by, any person subject to sanctions or trade restrictions under United States law ("Embargoed Person" or "Embargoed Persons") and (b) no Embargoed Person (other than any holder of any publicly listed shares in the Parent) shall have any direct interests and, to the knowledge of any Obligor, as of the date hereof, based upon reasonable inquiry by any Obligor, indirect interest of any nature whatsoever in the Obligors, with the result that such interest in the Obligors (whether directly or indirectly), is prohibited by law or the Facilities are in violation of law.

Anti-Money Laundering

        At all times throughout the term of the Facilities, to the best knowledge of each Obligor (based upon reasonable inquiry by such Obligor), none of the funds of such Obligor that are used to re-pay the Facilities shall be derived from any unlawful activity.

Events of Default

        Each of Clause 0 (Failure to Pay) to Clause 0 (ERISA) describes circumstances which constitute an Event of Default for the purposes of this Agreement. Clause 0 (Acceleration and Cancellation), Clause 0 (Automatic Acceleration) and Clause 0 (Advances Due on Demand) deal with the rights of the Facility Agent and the Banks after the occurrence of an Event of Default.

Failure to Pay

        Any of the Obligors fails to pay any sum of principal or interest due from it hereunder at the time (or within three days of the due date for payment thereof where such failure is due to a technical or administrative difficulty in payment of funds), in the currency and in the manner specified herein, or any other sum apart from principal or interest due from it hereunder is not paid at the time, (or within five days of the due date for payment), in the currency and in the manner specified herein.

Misrepresentation

        Any representation (other than, without prejudice to any other representation given hereunder, the representation given by the Dutch Borrowers under Clause 25.12.2 if such representation is incorrect or misleading in any respect by reason of a Bank not being a PMP) or statement made by any of the Obligors in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect or misleading when made or deemed repeated and, if capable of remedy, is not remedied within 30 days of the earlier of the Parent's knowledge thereof or notice thereof to the Parent by the Facility Agent.

Specific Covenants

        Any of the Obligors fails duly to perform or comply with any of the obligations expressed to be assumed by it:

        in any of Clauses 0 (Negative Pledge), 0 (Disposals), 0 (Financial Indebtedness and Guarantees of Guccio Gucci S.p.A.), 0 (Financial Indebtedness of Subsidiaries), 0 (Mergers and Consolidations), 0 (Additional Guarantors) or 0 (Removal of Guarantors); or

        in Clause 0 (Financial Information) other than where such failure is a failure to comply with Clause 0 (Other Financial Information) (to which Clause 0 (Other Obligations) will apply) or is due to a technical or administrative difficulty and is remedied promptly upon (and in any event within 10 days of) the earlier of the Parent's knowledge thereof or notice thereof to the Parent by the Facility Agent.

Other Obligations

        Any of the Obligors fails duly to perform or comply with any other material obligation expressed to be assumed by it in this Agreement and such failure, if capable of remedy, is not remedied within 30 days of the earlier of the Parent's knowledge thereof or notice thereof to the Parent by the Facility Agent.

Financial Condition

        At any time any of the requirements of Clause 0 (Financial Condition of the Group) is not satisfied.

Cross Default

        Any financial indebtedness of any member of the Group is not paid when due, any financial indebtedness of any member of the Group is (and is permitted to be) declared to be or otherwise becomes due and payable prior to its specified maturity or any creditor or creditors of any member of the Group become entitled to declare any financial indebtedness of any member of the Group due and payable prior to its specified maturity and the aggregate of all such financial indebtedness of the Group exceeds €10,000,000 (or its equivalent in other currencies).

Insolvency and Rescheduling

        Any Material Company is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of, or a composition with, its creditors.

Winding-up

        Any Material Company takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or insolvent re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues and assets under any applicable insolvency or similar law.

Execution or Distress

        Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of any Material Company and the aggregate of all underlying claims exceeds €10,000,000 (or its equivalent in other currencies).

Analogous Events

        Any event occurs in relation to any Material Company which under the laws of any jurisdiction has a similar or analogous effect to any of those events mentioned in Clause 0 (Insolvency and Rescheduling), Clause 0 (Winding-up) or (subject to the €10,000,000 excess referred to in Clause 0 (Execution or Distress)) Clause 0 (Execution or Distress).

Governmental Intervention

        By or under the authority of any government all or a majority of the issued shares of any Material Company or the whole or any part of the consolidated assets of the Group (the book value of which is 20 per cent. or more of the book value of the whole) is seized, nationalised, expropriated or compulsorily acquired.

Ownership of the Obligors

        Any of the Obligors or Guccio Gucci S.p.A. (other than the Parent) ceases to be a wholly-owned subsidiary of the Parent.

Unsatisfied Judgments

        Any member of the Group fails to pay a judgment or court order in excess of €10,000,000 (or its equivalent in other currencies) awarded against it within any applicable time period other than if it is permitted by relevant law not to pay.

The Group's Business

        Any Material Company ceases to carry on or changes its business with the effect that the design, manufacture and distribution of luxury goods and high end fashion apparel and accessories ceases to be the principal business of the Group.

Repudiation

        Any of the Obligors repudiates this Agreement.

Illegality

        At any time it is or becomes unlawful for any of the Obligors to perform or comply with any or all of its material obligations hereunder or any of the material obligations of any of the Obligors hereunder are not or cease to be legal, valid, binding and enforceable.

Material Adverse Change

        There occurs in the opinion of an Instructing Group a change in the business or financial condition of any of the Obligors or the Group taken as a whole which is reasonably likely to materially adversely affect the ability of the Obligors to perform their obligations hereunder.

US Bankruptcy Laws

        Any Obligor commences a voluntary case or proceeding under the United States Bankruptcy Code of 1978, as amended, or under any other United States Federal or State bankruptcy, insolvency or other similar law (collectively "US Bankruptcy laws"); or

        an involuntary case under any US Bankruptcy Law is commenced against any Obligor and the petition is not controverted within 30 days and is not dismissed or stayed within 90 days after commencement of the case; or

        a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for or takes charge of, all or substantial part of the property of any Obligor.

ERISA

        Any event occurs or condition exists that presents a material risk that any Obligor or any ERISA Affiliate may incur a material liability to a Plan or to the United States Internal Revenue Service or to the United States Pension Benefit Guaranty Corporation; or

        an "accumulated funding deficiency" (as that term is defined in section 412 of the United States Internal Revenue Code of 1986, as amended, or section 302 of ERISA) exists, whether or not waived, by reason of the failure of any Obligor or any ERISA Affiliate to make a contribution to a Plan which would be reasonably likely to lead to a material liability on the part of any Obligor.

Acceleration and Cancellation

        Upon the occurrence of an Event of Default or at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Parent:

        declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or declare the Advances to be due and payable on demand of the Facility Agent; and/or declare that the Facilities shall be cancelled, whereupon the same shall be cancelled and the Commitment(s) of each Bank shall be reduced to zero.

Automatic Acceleration

        At any time after the occurrence of an Event of Default under Clause 0 (Insolvency and Rescheduling) or Clause 0 (Winding-up) in respect of any Borrower that takes any steps set out under such Clause 0 (Insolvency and Rescheduling) or Clause 0 (Winding-up) in the United States of America, the Loans made to such Borrower shall be immediately due and payable without notice from the Facility Agent (together with accrued interest and commission and any other sums then owed by such Borrower under this Agreement).

Advances Due on Demand

        If, pursuant to Clause 0 (Acceleration and Cancellation), the Facility Agent declares the Advances to be due and payable on demand of the Facility Agent, then, and at any time thereafter, the Facility Agent may (and, if so instructed by an Instructing Group, shall) by written notice to the Borrowers require repayment of the Advances on such date as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrowers hereunder) or withdraw its declaration with effect from such date as it may specify in such notice.

Length of Terms

        If, pursuant to Clause 0 (Acceleration and Cancellation), the Facility Agent declares the Advances to be due and payable on demand of the Facility Agent, the Term in respect of any such Advance shall, if the Facility Agent subsequently demands payment before the scheduled Repayment Date in respect of such Advance, be deemed (except for the purposes of Clause 0 (Broken Periods)) to be of such length that it ends on the date that such demand is made.

Guarantee and Indemnity

Guarantee

        Each of the Guarantors irrevocably and unconditionally as a primary obligation guarantees to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrowers (other than itself) contained in this Agreement and agrees to pay to the Facility Agent from time to time on demand any and every sum or sums of money which the Borrowers are at any time liable to pay to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them under or pursuant to this Agreement and which has become due and payable but has not been paid at the time such demand is made. Notwithstanding the foregoing in this Clauses 0 (Guarantee), where the Guarantor is an Italian Obligor, a demand for payment on such Guarantor shall only be made after a request for payment has been made to the relevant Borrowers and such Borrowers have not complied with such request within three (3) Business Days from the date of the request.

Indemnity

        Each of the Guarantors irrevocably and unconditionally agrees as a primary obligation to indemnify the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks from time to time on demand by the Facility Agent (or any Bank through the Facility Agent) from and against any loss incurred by the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them as a result of any of the obligations of any of the Borrowers (other than itself) under or pursuant to this Agreement being or becoming void, voidable, unenforceable or ineffective as against any of the Borrowers for any reason whatsoever, whether or not known to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them or any other person, the amount of such loss being the amount which the person or persons suffering it would otherwise have been entitled to recover from the relevant Borrower provided that:

        in relation to each US Obligor, its obligations under this Clause 0 as Guarantor shall be limited to the largest amount as would not render such obligations subject to avoidance under Section 548 of the United States Bankruptcy Code, Title 11, USC, or any applicable provision of comparable law of any state of the United States of America;

        in relation to each Japanese Obligor, its obligations under this Clause 0 as Guarantor shall be limited to no greater than the maximum amount that would not render such obligations subject to avoidance under Section 424 of the Civil Code of Japan or Section 72 of the Bankruptcy Law of Japan, or any similar provision of other Japanese law relating to insolvency;

        in relation to each French Obligor, their obligations under this Clause 0 as Guarantors shall:

        not include any obligation which would constitute prohibited financial assistance under French law, as defined under article L.225-216 of the French Commercial Code (if applicable) (including, without limitation, obligations in respect of Advances used in connection with the financing or refinancing of the acquisition by the Group (i) of the shares of any direct or indirect parent company of the relevant French Obligor, or (ii) of the shares of such French Obligor); and

        be limited at any time to the lesser of:

        85 per cent of the Net Asset Value of the relevant Guarantor as at the date of this Agreement; and

        85 per cent of the Net Asset Value of the relevant Guarantor at the date demand is made under the guarantee; or

        at the date demand is made under the guarantee, the outstanding amount of the inter company loan which is financed by the proceeds of the Facility and made available to the relevant Guarantor by its parent company.

        In this sub-clause 0, the "Net Asset Value" of a Guarantor means its capitaux propres (as defined in accordance with applicable French accounting laws, decrees and regulations).

Italian Obligors

        In relation to each Italian Obligor, their obligations under this Clause 16 as Guarantors will not exceed the highest of:

        an amount equal to such Italian Obligor's Net Worth (as defined below), as determined by such Italian Obligor's most recent financial statements approved by its shareholders' general meeting, at the time such Italian Obligor executes this Agreement;

        an amount equal to such Italian Obligor's Net Worth, as determined from time to time on the basis of such Italian Obligor's most recent financial statements approved by its shareholders' general meeting; and

        an amount equal from time to time to the aggregate financial indebtedness assumed by such Italian Obligor which derives, directly or indirectly, from any amounts borrowed by such Obligor under this Agreement, and, in any event, in respect of each Italian Guarantor, shall be limited to an amount of €575,000,000.

        For the purpose of this sub-clause 0: "Net Worth" means the total value of the net worth ("Patrimonio Netto") of each Italian Obligor within the meaning given to such term by Art. 2424 of the Italian Civil Code.

Additional Security

        The obligations of the Guarantors herein contained shall be joint and several and in addition to and independent of every other security which the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them may at any time hold in respect of any of the Borrowers' obligations hereunder.

Continuing Obligations

        The obligations of the Guarantors herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the obligations of any of the Borrowers under this Agreement and shall continue in full force and effect until final payment in full of all amounts owing by the Borrowers hereunder and total satisfaction of all the Borrowers' actual and contingent obligations hereunder.

Obligations not Discharged

        Neither the obligations of the Guarantors herein contained nor the rights, powers and remedies conferred in respect of the Guarantors upon the Facility Agent, the Mandated Lead Arrangers and the Banks or any of them by this Agreement or by law shall be discharged, impaired or otherwise affected by:

        the winding-up, dissolution, administration or re-organisation of any of the Borrowers or any other person or any change in its status, function, control or ownership;

        the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

        any of the obligations of any of the Borrowers or any other person hereunder or under any other security taken in respect of any of its obligations hereunder being or becoming illegal, invalid, unenforceable or ineffective in any respect;

        time or other indulgence being granted or agreed to be granted to any of the Borrowers in respect of its obligations hereunder or under any such other security;

        any amendment to, or any variation, waiver or release of, any obligation of any of the Borrowers hereunder or under any such other security;

        any failure to take, or fully to take, any security contemplated hereby or otherwise agreed to be taken in respect of any of the Borrowers' obligations hereunder;

        any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of any of the Borrowers' obligations hereunder; or

        any other act, event or omission which, but for this Clause 0, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantors herein contained or any of the rights, powers or remedies conferred upon the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them by this Agreement or by law.

Settlement Conditional

        Any settlement or discharge between any of the Guarantors and the Facility Agent, the Mandated Lead Arrangers and the Banks or any of them shall be conditional upon no security or payment to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them by the Borrowers or the Guarantors or any other person on behalf of the Borrowers or, as the case may be, the Guarantors being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, liquidation or similar laws of general application for the time being in force and, if any such security or payment is so avoided or reduced, the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks shall each be entitled to recover the value or amount of such security or payment from the Guarantors subsequently as if such settlement or discharge had not occurred.

Exercise of Rights

        Neither the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks nor any of them shall be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of the Guarantors by this Agreement or by law:

        to make any demand of any of the Borrowers;

        to take any action or obtain judgment in any court against any of the Borrowers;

        to make or file any claim or proof in a winding-up or dissolution of any of the Borrowers; or

        to enforce or seek to enforce any other security taken in respect of any of the obligations of any of the Borrowers hereunder.

Deferral of Guarantors' Rights

        The Guarantors agree that, so long as any amounts are or may be owed by any of the Borrowers hereunder or the Borrowers are under any actual or contingent obligations hereunder, the Guarantors shall not exercise any rights which the Guarantors may at any time have by reason of performance by them of their obligations hereunder:

        to be indemnified by any of the Borrowers; and/or

        to claim any contribution from any other guarantor of any of the Borrowers' obligations hereunder; and/or to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks hereunder or of any other security taken pursuant to, or in connection with, this Agreement by all or any of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks.

Suspense Accounts

        All moneys received, recovered or realised by a Bank by virtue of Clause 0 (Guarantee) or Clause 0 (Indemnity) may, in that Bank's discretion, be credited to a suspense or impersonal account and may be held in such account for so long as such Bank thinks fit pending the application from time to time (as such Bank may think fit) of such moneys in or towards the payment and discharge of any amounts owing by any of the Obligors to such Bank hereunder. Interest accrued on such amounts (if any) shall be for the account of the relevant Obligor.

Swiss Obligors

        Without prejudice to Clause 0 (Guarantee) and 0 (Indemnity), each Swiss Obligor shall:

        only be liable to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks in relation to the obligations of a Borrower to the extent and in the maximum amount of its profits available for the distribution of dividends (being the balance sheet profits and any reserves made in respect of distributions of dividends, all in accordance with Article 675, paragraph 2 of the Swiss Code of Obligations) at the relevant time;

        deduct from any payments made by it under this Clause 0, Swiss Federal Withholding Tax at the rate of 35 per cent. (or such other rate as in force at the relevant time) (but subject to the relieving provisions of any applicable double taxation treaty);

        pay the amount deducted to the Swiss Federal Tax Administration; and

        promptly give evidence to the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers or the Banks (as the case may be) of such deduction; and

        not be required to gross up pursuant to Clause 0 (Tax Gross-up) in relation to payments made under this Clause 0 only,

        and provided that all indemnities and guarantees contained in the Finance Documents and given by the Swiss Obligors in respect of the obligations of an Obligor shall be construed in a manner consistent with this Clause 0.

US Obligors—consideration and enforceability

        Each US Obligor represents, warrants and agrees that:

        it will receive valuable direct and indirect benefits as a result of the transactions financed by the Loan; and

        these benefits will constitute "reasonably equivalent value" and "fair consideration" as those terms are used in the fraudulent transfer laws.

        Each US Obligor acknowledges and agrees that each of the Facility Agent, Mandated Lead Arrangers, the Co-Arrangers and the Banks has acted in good faith in connection with the guarantee granted under this Clause 0 and the transactions contemplated by the Finance Documents.

        This Clause 0 shall be enforceable against each US Obligor to the maximum extent permitted by the fraudulent transfer laws.

        Each US Obligor's liability under this Clause 0 shall be limited so that no obligation of, or transfer by, a US Obligor under this Clause 0 is subject to avoidance and turnover under the fraudulent transfer laws.

        For purposes of this Clause, "fraudulent transfer laws" mean applicable United States bankruptcy and State fraudulent transfer and conveyance statutes and the related case law.

Default Interest and Indemnity

Default Interest Periods

        If any sum due and payable by any of the Obligors hereunder is not paid on the due date therefor in accordance with the provisions of Clause 0 (Payments) or if any sum due and payable by any of the Obligors under any judgment of any court in connection herewith is not paid on the date of such judgment, the period beginning on such due date or, as the case may be, the date of such judgment and ending on the date upon which the obligation of such Obligor to pay such sum (the balance thereof for the time being unpaid being herein referred to as an "unpaid sum") is discharged shall be divided into successive periods, each of which (other than the first) shall start on the last day of the preceding such period and the duration of each of which shall (except as otherwise provided in this Clause 0) be selected by the Facility Agent.

Default Interest

        During each such period relating thereto as is mentioned in Clause 0 (Default Interest Periods) an unpaid sum shall bear interest at the rate per annum which is the sum from time to time of one per cent., the applicable Facility B Margin and LIBOR on the Quotation Date therefor provided that:

        if, for any such period, LIBOR cannot be determined, the rate of interest applicable to such unpaid sum shall be the rate per annum which is the sum of one per cent., the applicable Facility B Margin and the rate per annum determined by the Facility Agent to be equal to the arithmetic mean (rounded upwards, if not already such a multiple, to the nearest whole multiple of one-sixteenth of one per cent.) of the rates notified by each of the Reference Banks to the Facility Agent before the last day of such period to be those which express as a percentage rate per annum the cost to it of funding from whatever sources it may select its portion of such unpaid sum for such period; and

        if such unpaid sum is all or part of an Advance which became due and payable on a day other than the last day of a Term thereof, the first such period applicable thereto shall be of a duration equal to the unexpired portion of that Term and the rate of interest applicable thereto from time to time during such period shall be that which exceeds by one per cent. the rate which would have been applicable to it had it not so fallen due.

Payment of Default Interest

        Any interest which shall have accrued under Clause 0 (Default Interest) in respect of an unpaid sum shall be due and payable and shall be paid by the Obligor owing such unpaid sum at the end of the period by reference to which it is calculated or on such other dates as the Facility Agent may specify by written notice to such Obligor.

Broken Periods

        If any Bank or the Facility Agent on its behalf receives or recovers all or any part of such Bank's share of an Advance otherwise than on the last day of a Term thereof, the relevant Borrower shall pay to the Facility Agent on demand for account of such Bank an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of that Term, exceeds (b) the amount of interest which in the opinion of the Facility Agent would have been payable to the Facility Agent on the last day of that Term in respect of a deposit in the currency of the amount so received or recovered equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the third business day following the date of such receipt or recovery and ending on the last day of that Term.

Borrower's Indemnity

        Each Borrower undertakes to indemnify, unless it can demonstrate that such cost, claim, loss, expense or liability arose by reason of the relevant person's default in performance of its obligations hereunder or by reason of such person's gross negligence or wilful misconduct:

        each of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks against any cost, claim, loss, expense (including legal fees) or liability together with any VAT thereon, which any of them may sustain or incur as a consequence of the occurrence of any Event of Default or any default by any of the Borrowers in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

        the Facility Agent against any cost or loss it may suffer or incur as a result of its entering into, or performing, any foreign exchange contract for the purposes of Clause 0 (Payments);

        each Bank against any loss it may suffer or incur as a result of its funding or making arrangements to fund its portion of an Advance requested by any of the Borrowers hereunder but not made by reason of the operation of any one or more of the provisions hereof;

        each Bank against any loss it may suffer or incur as a result of its funding its portion of an Advance in an Optional Currency which is denominated in Euros by reason of the provisions of Clause 0 (Optional Currency); and

        each of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks and any of their respective affiliates, directors, officers, agents or employees (each an "Indemnified Person") and hold them harmless from and against all costs, expenses (including reasonable legal fees and disbursements together with VAT thereon) and liabilities arising out of or relating to any claim or any litigation or other proceedings (regardless of whether the Indemnified Person is a party thereto) that relate to the negotiation, preparation and execution of this Agreement or the provision of the Facilities or making of Advances requested hereunder.

Unpaid Sums as Advances

        Any unpaid sum shall (for the purposes of this Clause 0 and Clause 0 (Increased Costs)) be treated as an Advance and accordingly in this Clause 0 and Clause 0 (Increased Costs) the term "Advance" includes any unpaid sum and "Term", in relation to an unpaid sum, includes each such period relating thereto as is mentioned in Clause 0 (Default Interest Periods).

Currency of Account and Payment

Currency of Account

        The Euro is the currency of account and payment for each and every sum at any time due from either of the Obligors hereunder provided that:

        each repayment of an Advance or a part thereof shall be made in the currency in which such Advance is denominated at the time of that repayment;

        each payment of interest shall be made in the currency in which the sum in respect of which such interest is payable is denominated;

        each payment in respect of costs and expenses shall be made in the currency in which the same were incurred;

        each payment pursuant to Clause 0 (Tax Indemnity) or Clause 0 (Increased Costs) shall be made in the currency specified by the party claiming thereunder; and

        any amount expressed to be payable in a currency other than Euros shall be paid in that other currency.

Currency Indemnity

        If any sum due from any of the Obligors under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable hereunder or under such order or judgment into another currency (the "second currency") for the purpose of (a) making or filing a claim or proof against such Obligor, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation hereto, each of the Borrowers shall indemnify and hold harmless each of the persons to whom such sum is due from and against any loss suffered or incurred as a result of any discrepancy between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which such person may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

Payments

Payments to the Facility Agent

        On each date on which this Agreement requires an amount to be paid by any of the Obligors or any of the Banks hereunder, such Obligor or, as the case may be, such Bank shall make the same available to the Facility Agent:

        where such amount is denominated in Euros, by payment in Euros and in same day funds to the Facility Agent's account number 82535.00 with UniCredito Italiano Milan, (Attention: Mr I King, Reference: Gucci) (or such other account or bank as the Facility Agent may have specified for this purpose); or

        where such amount is denominated in an Optional Currency, by payment in such Optional Currency and in immediately available, freely transferable cleared funds to such account with such bank in the principal financial centre of the country of such Optional Currency as the Facility Agent shall have specified for this purpose.

Alternative Payment Arrangements

        If, at any time, it becomes impracticable (by reason of any action of any governmental authority or any change in law, exchange control regulations or any similar event) for any of the Obligors to make any payments hereunder in the manner specified in Clause 0 (Payments to the Facility Agent), then such Obligor may agree with each or any of the Banks' alternative arrangements for the payment direct to such Bank of amounts due to such Bank(s) hereunder provided that, in the absence of any such agreement with any Bank(s), such Obligor shall be obliged to make all payments due to such Bank in the manner specified herein. Upon reaching such agreement such Obligor and such Bank shall immediately notify the Facility Agent thereof and shall thereafter promptly notify the Facility Agent of all payments made direct to such Bank.

Payments by the Facility Agent

        Save as otherwise provided herein, each payment received by the Facility Agent for the account of another person pursuant to Clause 0 (Payments to the Facility Agent) shall:

        in the case of a payment received for the account of a Borrower, be made available by the Facility Agent to the relevant Borrower by application:

        first, in or towards payment (on the date, and in the currency and funds, of receipt) of any amount then due from such Borrower hereunder to the person from whom the amount was so received or in or towards the purchase of any amount of any currency to be so applied; and

        secondly, in or towards payment (on the date, and in the currency and funds, of receipt) to such account with such bank in the principal financial centre of the country of the currency of such payment (or a Participating Member State or London if Euros) as such Borrower shall have previously notified to the Facility Agent for this purpose; and

        in the case of any other payment, be made available by the Facility Agent to the person for whose account such payment was received (in the case of a Bank, for the account of the Facility Office) for value the same day by transfer to such account of such person with such bank in the principal financial centre of the country of the currency of such payment (or a Participating Member State or London if Euros) as such person shall have previously notified to the Facility Agent.

No Set-off

        All payments required to be made by any of the Obligors hereunder shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim.

Clawback

        Where a sum is to be paid hereunder to the Facility Agent for account of another person, the Facility Agent shall not be obliged to make the same available to that other person or to enter into or perform any exchange contract in connection therewith until it has been able to establish to its satisfaction that it has actually received such sum, but if it does so and it proves to be the case that it had not actually received such sum, then the person to whom such sum or the proceeds of such exchange contract was so made available shall on request refund the same to the Facility Agent together with an amount sufficient to indemnify the Facility Agent against any cost or loss it may have suffered or incurred by reason of its having paid out such sum or the proceeds of such exchange contract prior to its having received such sum.

Partial Payments

        If and whenever a payment is made by an Obligor hereunder and the Facility Agent receives an amount less than the due amount of such payment the Facility Agent may apply the amount received towards the obligations of the Obligors hereunder in the following order:

        first, in or towards payment of any unpaid costs and expenses of each of the Facility Agent and the Mandated Lead Arrangers, the Co-Arrangers under this Agreement;

        secondly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

        thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

        fourthly, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

Variation of Partial Payments

        The order of partial payments set out in Clause 0 (Partial Payments) shall override any appropriation made by any Obligor but the order set out in sub-clauses 0, 0 and 0 of Clause 0 (Partial Payments) may be varied if agreed by all the Banks.

Set-Off

Contractual Set-off

        Each Obligor authorises each Bank to apply any credit balance to which such Obligor is entitled on any account of such Obligor with that Bank in satisfaction of any sum due and payable from such Obligor to such Bank hereunder but unpaid and for this purpose, each Bank is authorised to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application.

Set-off not Mandatory

        No Bank shall be obliged to exercise any right given to it by Clause 0 (Contractual Set-off).

Sharing

Redistribution of Payments

        Subject to Clause 0 (Recoveries Through Legal Proceedings), if, at any time, the proportion which any Bank (a "Recovering Bank") has received or recovered (whether by payment, the exercise of a right of set-off or combination of accounts or otherwise, in respect of its portion of any payment (a "relevant payment") to be made under this Agreement by any of the Obligors for account of such Recovering Bank and one or more other Banks) is greater (the portion of such receipt or recovery giving rise to such excess proportion being herein called an "excess amount") than the proportion thereof so received or recovered by the Bank or Banks so receiving or recovering the smallest proportion thereof, then:

        such Recovering Bank shall inform the Facility Agent of such receipt or recovery and pay to the Facility Agent an amount equal to such excess amount;

        there shall thereupon fall due from such Obligor to such Recovering Bank an amount equal to the amount paid out by such Recovering Bank pursuant to sub-clause 0 above, the amount so due being treated, for the purposes hereof, as if it were an unpaid part of such Recovering Bank's portion of such relevant payment; and

        the Facility Agent shall treat the amount received by it from such Recovering Bank pursuant to sub-clause 0 above as if such amount had been received by it from such Obligor in respect of such relevant payment and shall pay the same to the persons entitled thereto (including such Recovering Bank) pro rata to their respective entitlements thereto, provided that to the extent that any excess amount is attributable to a payment to a Bank pursuant to sub-clause 0 of Clause 0 (Payments by the Facility Agent) such portion of such excess amount as is so attributable shall not be required to be shared pursuant hereto.

Repayable Recoveries

        If any sum (a "relevant sum") received or recovered by a Recovering Bank in respect of any amount owing to it by any of the Obligors becomes repayable and is repaid by such Recovering Bank, then:

        each Bank which has received a share of such relevant sum by reason of the implementation of Clause 0 (Redistribution of Payments) shall, upon request of the Facility Agent, pay to the Facility Agent for the account of such Recovering Bank an amount equal to its share of such relevant sum; and

        there shall thereupon fall due from such Obligor to each such Bank an amount equal to the amount paid out by it pursuant to sub-clause 0 above, the amount so due being, for the purposes hereof, treated as if it were the sum payable to such Bank against which such Bank's share of such relevant sum was applied.

Recoveries Through Legal Proceedings

        If any Bank shall commence any action or proceeding in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, shall receive any excess amount (as defined in Clause 0 (Redistribution of Payments)), then such Bank shall not be required to share any portion of such excess amount with any Bank which has the legal right to, but does not, join in such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights in another court.

Commitment Commission and Fees

Term Out Fee

        Within 5 days of the Term-out Date the Parent shall pay to the Facility Agent for the account of each Bank a term out fee in an amount equal to 0.1 per cent. of the aggregate amount of each Bank's Facility A Advances which are converted to Term Advances.

Commitment Commission

        The Parent shall pay to the Facility Agent for account of each Bank a commitment commission on the amount of such Bank's Available Facility A Commitment from day to day during the period beginning on the date hereof and ending on the Facility A Maturity Date, such commitment commission to be calculated at the rate equal to 33 per cent. per annum of the Margin applicable to Facility A and payable in arrear on the last day of each successive period of three months starting on the date of this Agreement and ending at three-monthly intervals thereafter, with the final such period ending on the Facility A Maturity Date.

        The Parent shall pay to the Facility Agent for account of each Bank a commitment commission on the amount of such Bank's Available Facility B Commitment from day to day during the period beginning on the date hereof and ending on the Facility B Maturity Date, such commitment commission to be calculated at the rate equal to 40 per cent. per annum of the Margin applicable to Facility B and payable in arrear on the last day of each successive period of three months starting on the date of this Agreement and ending at three-monthly intervals thereafter, with the final such period ending on the Final Maturity Date.

        Accrued commitment commission shall also be payable to the Facility Agent for the relevant Bank on the cancelled amount of its Commitment(s), for the period up to and including the time the cancellation comes into effect, at that time.

Participation Fee

        The Parent shall pay to the Facility Agent for the account of the Banks the participation fees specified in the Fee Letter at the times and in the amounts specified in such letter.

Agency Fee

        The Parent shall pay to each Agent for its own account the agency fees specified in the Fee Letter at the times and in the amounts specified in such letter.

The Parent

        Notwithstanding that the Parent is solely liable to the Facility Agent and the Banks for the fees referred to in this Clause 0, the other Borrowers shall, as between the Borrowers and the Parent, be liable to reimburse the Parent for the amount of each fee which is attributable to them.

Costs and Expenses

Transaction Expenses

        The Borrowers shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent and each of Citigroup Global Markets Limited and The Royal Bank of Scotland plc, Milan Branch for all reasonable costs and expenses (including reasonable legal fees) together with any VAT thereon incurred by them in connection with the negotiation, preparation and execution of (a) this Agreement and the completion of the transactions herein contemplated, and (b) the accession of additional Borrowers pursuant to Clause 0 (Additional Borrowers) or the giving of any guarantees or other security pursuant to Clause 0 (Additional Guarantors).

Preservation and Enforcement of Rights

        The Borrowers shall, from time to time on demand of the Facility Agent, reimburse the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers or the Banks for all reasonable costs and expenses (including reasonable legal fees) together with any VAT thereon incurred in or in connection with the preservation and/or enforcement of any of the rights of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers or the Banks under this Agreement.

Stamp Taxes

        The Borrowers shall pay all stamp, registration and other taxes to which this Agreement or any judgment given in connection herewith is or at any time may be subject, other than any such taxes arising by virtue of an assignment or transfer by any Bank pursuant to Clause 0 (Assignments and Transfers by Banks) and shall, from time to time on demand of the Facility Agent, indemnify the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

Agents' Costs

        The Parent shall, from time to time on demand of the Agent (and without prejudice to the provisions of Clause 0 (Preservation and Enforcement of Rights) and Clause 0 (Amendment Costs)), compensate the Agents for all reasonable costs and expenses (including telephone, fax, copying, travel and personnel costs) incurred by the Agents in connection with its taking such action as it may deem appropriate or in complying with any instructions from an Instructing Group or any request by the Obligors or any of them in connection with:

        the granting or proposed granting of any waiver or consent requested hereunder by the Obligors or any of them;

        any actual breach by the Obligors or any of them of its obligations hereunder;

        the occurrence of any event which is an Event of Default or a Potential Event of Default; or

        any amendment or proposed amendment hereto requested by the Obligors or any of them and in relation to action taken in connection with sub-clauses 0 and 0 above, the Parent shall also compensate the Agents at such daily and/or hourly rates as the Agents shall from time to time reasonably determine for the time they have respectively incurred.

Banks' Liabilities for Costs

        If any of the Borrowers fail to perform any of their obligations under this Clause 0, each Bank shall, in its Proportion, indemnify each of the Agents, the Mandated Lead Arrangers and the Co-Arrangers against any loss incurred by any of them as a result of such failure and the Borrowers shall forthwith reimburse each Bank for any payment made by it pursuant to this Clause 0 (Banks' Liabilities for Costs).

The Agents, the Mandated Lead Arrangers, The Co-Arrangers and the Banks

Appointment of the Agents

        Each Mandated Lead Arranger, each Co-Arranger and each Bank hereby appoints each Agent to act as its agent in connection with the Finance Documents and authorises each Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agents by the terms hereof together with all such rights, powers, authorities and discretions as are reasonably incidental thereto provided that the Agents shall not start or commence any legal action on behalf of any Bank without such Bank's prior written consent.

Agents' Discretions

        Each of the Agents may:

        assume, unless it has in its capacity as Agent for the Banks received notice to the contrary from any other party hereto, that (i) any representation made by any of the Obligors in connection with the Finance Documents is true, (ii) no Event of Default or Potential Event of Default has occurred, (iii) none of the Obligors is in breach of or default under its obligations under the Finance Documents and (iv) any right, power, authority or discretion vested in an Instructing Group, the Banks or any other person or group of persons has not been exercised;

        assume that the Facility Office or, as the case may be, each Facility Office of each Bank is that last notified to it;

        engage and pay for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

        rely as to any matters of fact which might reasonably be expected to be within the knowledge of any of the Obligors upon a certificate signed by or on behalf of such Obligor;

        rely upon any communication or document believed by it to be genuine;

        refrain from exercising any right, power or discretion vested in it as Agent under the Finance Documents unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

        refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with the Finance Documents until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which it will or may expend or incur in complying with such instructions.

Agents' Obligations

        Each of the Agents shall:

        promptly inform each Bank of the contents of any notice or document received by it in its capacity as Agent from any of the Obligors under the Finance Documents;

        promptly notify each Bank of the occurrence of any Event of Default or any default by any of the Obligors in the due performance of or compliance with its obligations under the Finance Documents of which the Agent has notice from any other party hereto;

        save as otherwise provided herein, act as agent under the Finance Documents in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on all of the Mandated Lead Arrangers, the Co-Arrangers and the Banks; and

        if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as Agent under the Finance Documents.

Excluded Obligations

        Notwithstanding anything to the contrary expressed or implied herein, neither of the Agents nor any of the Mandated Lead Arrangers nor the Co-Arrangers shall:

        be bound to enquire as to (i) whether or not any representation made by any of the Obligors in connection herewith is true, (ii) the occurrence or otherwise of any Event of Default or Potential Event of Default, (iii) the performance by any of the Obligors of its obligations under the Finance Documents or (iv) any breach of or default by any of the Obligors of or under its obligations under the Finance Documents;

        be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account;

        be bound to disclose to any other person any information relating to any member of the Group if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable at the suit of any person;

        be bound to check any calculations submitted by Gucci Group N.V. relating to its financial condition pursuant to Clause 0 (Financial Condition of the Group) or to the Asset Test or EBIT Test or for conducting any calculations of their own in relation to the same and will therefore be entitled to rely on statements and certificates produced by the Chief Financial Officer of the Group; or

        be under any obligations other than those for which express provision is made herein.

Indemnification

        Each Bank shall, in its Proportion, from time to time on demand by the Agents, indemnify the Agents, against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any VAT thereon which the Agents may incur, otherwise than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as Agent under the Finance Documents.

Exclusion of Liabilities

        None of the Agents, any of the Mandated Lead Arrangers nor the Co-Arrangers in their capacity as such accept any responsibility for the accuracy and/or completeness of the Information Memorandum or any other information supplied by any of the Obligors in connection herewith nor for the legality, validity, effectiveness, adequacy or enforceability of this Agreement or any other Finance Document and none of the Agents, the Mandated Lead Arrangers nor the Co-Arrangers in their capacity as such shall be under any liability as a result of taking or omitting to take any action in relation to this Agreement or any other Finance Document, save in the case of gross negligence or wilful misconduct.

No Actions

        Each Bank agrees that it will not assert or seek to assert against any director, officer, employee or agent of the Agents or any Mandated Lead Arranger or Co-Arranger any claim it might have against any of them in respect of the matters referred to in Clause 0 (Exclusion of Liabilities). Any director, officer, employee or agent of the Agents, a Mandated Lead Arranger or a Co-Arranger may rely on this Clause 0 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

Business with the Group

        Each of the Agents, each of the Mandated Lead Arrangers and each of the Co-Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

Resignation and Termination

        An Agent may resign or an Instructing Group may terminate its appointment under the Finance Documents at any time without assigning any reason therefor by giving not less than 30 days' prior written notice to that effect to each of the other parties hereto provided that no such resignation or termination shall be effective until a successor for the relevant Agent is appointed in accordance with the succeeding provisions of this Clause 0.

Successor Agent

        If an Agent gives notice of its resignation or its appointment is terminated pursuant to Clause 0 (Resignation and Termination), then Citibank NA shall be appointed the successor Agent unless it, in its sole discretion, declines to do so, in which case, following consultation with the Parent, any reputable and experienced bank or other financial institution may be appointed as a successor to the Agent by an Instructing Group during the period of such notice but, if no such successor is so appointed, the Agent may appoint such a successor itself.

Rights and Obligations

        If a successor to an Agent is appointed under the provisions of Clause 0 (Successor Agent), then (a) the retiring Agent shall be discharged from any further obligation under the Finance Documents but shall remain entitled to the benefit of the provisions of this Clause 0 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been a party hereto.

Own Responsibility

        It is understood and agreed by each Bank that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group and, accordingly, each Bank warrants to the Agents, the Mandated Lead Arrangers and the Co-Arrangers that it has not relied on and will not hereafter rely on the Agents, the Mandated Lead Arrangers, the Co-Arrangers or any of them:

        to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any of the Obligors in connection with the Finance Documents or the transactions contemplated in the Finance Documents (whether or not such information has been or is hereafter circulated to such Bank by the Agents, the Mandated Lead Arrangers and the Co-Arrangers or any of them); or

        to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any member of the Group.

Agency Division Separate

        In acting as agent hereunder for the Banks, each Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments and, notwithstanding the foregoing provisions of this Clause 0, any information received by some other division or department of that Agent may be treated as confidential and shall not be regarded as having been given to that Agent's agency division.

Confidential Information

        Notwithstanding anything to the contrary expressed or implied herein and without prejudice to the provisions of Clause 0 (Agency Division Separate), neither Agent shall as between itself and the Banks be bound to disclose to any Bank or other person any information which is supplied by any member of the Group to the Agents other than in their capacity as Agents under the Finance Documents.

        Notwithstanding any of the provisions of this Agreement, the Obligors and the Finance Parties hereby agree that each party hereto and each employee, representative or other agent of each party hereto may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transaction and any materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such US tax treatment and US tax structure other than any information for which non-disclosure is reasonably necessary in order to apply with applicable securities laws. Any Obligor which makes a disclosure under this Clause shall promptly inform the Facility Agent of such disclosure and any Finance Party which makes a disclosure under this Clause shall promptly inform the Parent of such disclosure.

Security Documents

        Neither Agent shall be liable for any failure, omission or defect in perfecting the security constituted by any Security Document or any security created thereby including, without limitation, any failure at any time to effect or procure registration or notification of or otherwise protect any security created by or pursuant to the Security Documents under any registration or other laws in any jurisdiction.

        The Agents may accept without enquiry such title as any party may have to the property over which security is intended to be created by the Security Documents.

        Save as otherwise provided by the Finance Documents, neither Agent shall be under an obligation to hold any title deeds or any other documents in connection with the property charged by or subject to the Security Documents or any other such security in its own possession or to take any steps to protect or preserve the same. Each Agent may permit the relevant party to retain all such title deeds and other documents in its possession.

        Without prejudice to the foregoing, each Bank hereby confirms its approval of the Security Documents and any security created or to be created pursuant thereto and hereby authorises, empowers and directs the Security Agent (by itself or by such person(s) as it may nominate) to enforce the same and hereby authorises, empowers and directs the Security Agent to sign the same on its behalf.

Assignments and Transfers

Binding Agreement

        This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

No Assignments and Transfers by the Obligors

        None of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

Assignment to Federal Reserve Bank

        In addition to any other assignments or participation rights provided in this Clause 0, each Bank may assign and pledge all or any portion of its outstanding Advances and the other obligations owed to such Bank, without notice to or consent of any Party, to any Federal Reserve Bank pursuant to Regulation A of the Board of Governors of any Federal Reserve Bank and any operating circular issued by any Federal Reserve Bank; provided, however, that, (i) no Bank shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall any Federal Reserve Bank be considered to be a "Bank" or be entitled to require the assigning Bank to take or omit to take any action under this Agreement.

Assignments and Transfers by Banks

        Any Bank may, at any time, assign, in accordance with Clause 0 (Assignments by Banks) all or any of its rights and benefits hereunder or transfer in accordance with Clause 0 (Transfers by Banks) all or any of its rights, benefits and obligations hereunder pro rata as between Facility A and Facility B to any Qualifying Bank provided that (save in the case of any such assignment or transfer (a) to any subsidiary or holding company, or to any subsidiary of any holding company, of such Bank, provided that, for so long as it is a requirement of Dutch law that each Bank is a PMP, such subsidiary or holding company or subsidiary of any holding company is a PMP, (b) to any other Bank or (c) if an Event of Default has occurred which is continuing), no such assignment or transfer may be made without the prior written consent of the Parent, such consent not to be unreasonably withheld or delayed and being deemed to be given if not refused within 10 business days of request for consent having been received by the Parent. If, including in the case of (a) above, the Parent is not satisfied that the proposed assignee or Transferee qualifies as a PMP this will be reasonable grounds for the Parent to withhold consent provided that it is a requirement under Dutch law at the time of such assignment or transfer that the assignee or Transferee qualifies as a PMP. If the assigning or transferring Bank or proposed assignee or Transferee provides the Parent with evidence that such proposed assignee or Transferee qualifies as a

PMP the Parent will be deemed to have consented to such assignment or transfer unless it objects to such evidence within 10 business days of receipt thereof.

Transfers after an Event of Default

        At any time after an Event of Default has occurred and is continuing, and whilst it is a requirement of Dutch law that each Bank is a PMP, notwithstanding that the Parent may not be required to consent under Clause 0(c) to any proposed assignment or transfer, the Parent may, within ten business days of receipt of the relevant notice from the relevant Bank under Clause 0, object to such assignment or transfer by notice in writing to the Bank wishing to effect such assignment or transfer if it is not satisfied that the relevant assignee or transferee is a PMP;

        If no such objection is received by the relevant Bank within such ten business day period the relevant Bank shall be entitled to proceed with such assignment or transfer;

        If such an objection is received during such ten business day period the relevant Bank shall not be entitled to proceed with such assignment or transfer unless the assigning or transferring Bank or proposed assignee or Transferee provides the Parent with evidence that such proposed assignee or Transferee qualifies as a PMP in which case the Parent will be deemed to have consented to such assignment or transfer unless it objects to such evidence within 10 business days of receipt thereof.

Dutch PMP Verification

        For so long as it is a requirement of Dutch law that each Bank is a PMP and that the Dutch Borrower must verify the PMP status of a Transferee, a proposed Transferee which is not a Verifiable PMP shall provide the Dutch Borrower, through the Facility Agent, with information in respect of itself reasonably requested by the Dutch Borrower with a view to enabling the Dutch Borrower to verify its PMP status at least five business days prior to the proposed Transfer Date in relation to any assignment or transfer pursuant to which it would become a Bank hereunder.

Assignments by Banks

        If any Bank assigns all or any of its rights and benefits hereunder in accordance with Clause 0 (Assignments and Transfers by Banks), then, unless and until the assignee has agreed with the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the other Banks that it shall be under the same obligations towards each of them as it would have been under if it had been an original party hereto as a Bank (whereupon such assignee shall become a party hereto as a "Bank"), the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the other Banks shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been such a party hereto.

Transfers by Banks

        If any Bank wishes to transfer all or any of its rights, benefits and/or obligations hereunder as contemplated in Clause 0 (Assignments and Transfers by Banks), then such transfer may be effected by the delivery to the Facility Agent of a duly completed and duly executed Transfer Certificate (in four executed originals) in which event, on the later of the Transfer Date specified in such Transfer Certificate and the fifth business day after (or such earlier business day endorsed by the Facility Agent on such Transfer Certificate falling on or after) the date of delivery of such Transfer Certificate to the Facility Agent:

        to the extent that in such Transfer Certificate the Bank party thereto seeks to transfer its rights, benefits and obligations hereunder, each of the Obligors and such Bank shall be released from further obligations towards one another hereunder and their respective rights against one another shall be cancelled (such rights and obligations being referred to in this Clause 0 as "discharged rights and obligations");

        each of the Obligors and the Transferee party thereto shall assume obligations towards one another and/or acquire rights against one another which differ from such discharged rights and obligations only insofar as such Obligor and such Transferee have assumed and/or acquired the same in place of such Obligor and such Bank;

        the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers, such Transferee and the other Banks shall acquire the same rights and benefits and assume the same obligations between themselves as they would have acquired and assumed had such Transferee been an original party hereto as a Bank with the rights, benefits and/or obligations acquired or assumed by it as a result of such transfer; and

        such Transferee shall, if not already a Bank, become a party hereto as a "Bank".

Transfer Fees

        On the date upon which a transfer takes effect pursuant to Clause 0 (Transfers by Banks) the Transferee in respect of such transfer shall pay to the Facility Agent for its own account a transfer fee of €1000.

Additional Costs

        If any assignment or transfer by a Bank would, in the circumstances applicable at the time thereof, result in additional amounts becoming payable under Clause 0 (Taxes), the relevant Obligor shall be required to pay such amounts or additional amounts to or for the account of the assignee or transferee only to the extent that it would have been required to pay the same had there been no such assignment or transfer.

Disclosure of Information

        Each Bank agrees that it will (including after it ceases to be a Bank) keep confidential all information relating to the Obligors furnished to it by or on behalf of the Obligors under this Agreement.

        Notwithstanding sub-clause 0 above, the Mandated Lead Arrangers and the Co-Arrangers shall continue to be bound by the confidentiality undertakings given by them to the Parent prior to the date of, and in connection with, this Agreement.

        Notwithstanding sub-clause 0 above, a Bank may disclose to any person with whom it is proposing to enter, or has entered into, any kind of assignment, transfer or sub-participation or other agreement in relation to this Agreement:

        a copy of any Finance Document;

        a copy of the Information Memorandum; and

        any other information furnished to it hereunder or in connection herewith,

        provided that it has obtained from that person a confidentiality undertaking in substantially the same form as this Clause 0.

        Notwithstanding sub-clause 0 above, each Bank may disclose any information furnished under or in connection with, or concerning, this Agreement, and a copy of any Finance Document:

        to any person where disclosure is required by any applicable law or regulation;

        to its legal, financial and other professional advisers and to its auditors on a confidential basis;

        in connection with legal proceedings relating to any Finance Document; and

        to any other third party with the consent of the Parent,

        or if the relevant information is in the public domain.

        No Bank is responsible to any Obligor for the consequences of disclosing any information to a third party in accordance with the provisions of this Clause 0.

Professional Market Party Representations

        Each Bank which is a party to this Agreement on the date hereof represents and warrants to each Party on the date hereof that it is a PMP and if on the date on which a party becomes a Bank, it is a requirement of Dutch law that such party is a PMP, each such new Bank represents and warrants to each Party on the date on which it becomes a party to this Agreement as a Bank that it is a PMP and each such Bank or Party acknowledges that each of the Finance Parties and the Borrower have relied upon such representation and warranty.

Each Dutch Borrower:

        represents and warrants to the Finance Parties on the date of this Agreement that it has verified the status of each person which is a Bank under a Finance Document on such date and each such Bank is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the Borrower; and

        if on the date on which a party becomes a Bank, it is a requirement of Dutch law that such party is a PMP, represents and warrants to the Finance Parties on the date on which each such party becomes a Bank that it has verified the status of such party on such date and each such party is either (i) a PMP in accordance with the requirements of the Exemption Regulation and the Policy Guidelines and/or (ii) is exempted from the PMP requirement because it forms a closed circle (besloten kring) with the Borrower.

Calculations and Evidence of Debt

Basis of Accrual

        Interest (including any applicable Mandatory Cost) and commitment commission and utilisation fees shall accrue from day to day and shall be calculated on the basis of a year of 360 days (or, in any case where market practice differs, in accordance with market practice) and the actual number of days elapsed.

Proportionate Reductions

        Any repayment of an Advance denominated in an Optional Currency shall reduce the amount of such Advance by the amount of such Optional Currency repaid and shall reduce the Euro Amount of such Advance proportionately.

Quotations

        If on any occasion a Reference Bank or Bank fails to supply the Facility Agent with a quotation required of it under the foregoing provisions of this Agreement, the rate for which such quotation was required shall be determined from those quotations which are supplied to the Facility Agent.

Evidence of Debt

        Each Bank shall maintain in accordance with its usual practice accounts evidencing the amounts from time to time lent by and owing to it hereunder.

Control Accounts

        The Facility Agent shall maintain on its books a control account or accounts in which shall be recorded:

        the amount of any Advance made or arising hereunder and each Bank's share therein;

        the amount of all principal, interest and other sums due or to become due from any of the Obligors to any of the Banks hereunder and each Bank's share therein; and

        the amount of any sum received or recovered by the Facility Agent hereunder and each Bank's share therein.

Prima Facie Evidence

        In any legal action or proceeding arising out of or in connection with this Agreement, the entries made in the accounts maintained pursuant to Clause 0 (Evidence of Debt) and Clause 0 (Control Accounts) shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

Certificates of Banks

        A certificate of a Bank as to:

        the amount by which a sum payable to it hereunder is to be increased under Clause 0 (Tax Gross-up); or

        the amount for the time being required to indemnify it against any such cost, payment or liability as is mentioned in Clause 0 (Tax Indemnity) or Clause 0 (Increased Costs)

        shall be prima facie evidence of the existence and amounts of the specified obligations of the Obligors.

Facility Agent's Certificates

        A certificate of the Facility Agent as to the amount at any time due from any of the Borrowers hereunder or the amount which, but for any of the obligations of any of the Borrowers hereunder being or becoming void, voidable, unenforceable or ineffective, at any time would have been due from such Borrower hereunder shall be prima facie evidence for the purposes of Clause 0 (Guarantee and Indemnity).

Remedies and Waivers, Partial Invalidity

Remedies and Waivers

        No failure to exercise, nor any delay in exercising, on the part of the Facility Agent, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

Partial Invalidity

        If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

Notices and Counterparts

Giving of notices

        All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

        if by letter, when delivered personally or on actual receipt; and

        if by facsimile, when received in legible form.

        However, a notice given in accordance with the above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

Addresses for notices

        The address and facsimile number of each person (other than the Borrowers' Agent and the Facility Agent) for all notices under or in connection with the Finance Documents are:

        those notified by that person for this purpose to the Facility Agent (or in the case of a Transferee, at the end of the Transfer Certificate to which it is a party as Transferee); or

        any other notified by that person for this purpose to the Facility Agent by not less than five business days' notice.

  The address and facsimile number of the Borrowers' Agent are:

  GUCCI LUXEMBOURG S.A., Lussemburgo, succursale Euro Financial Investments di Cadempino
  Via Industria
  TI 6814—CADEMPINO (Ticino)
  Switzerland
  Fax: +41 91 805 2225
  Attn: Luca Carnevali

or such other as the Borrowers' Agent may notify to the Facility Agent by not less than five business days' notice.

  The address and facsimile number of the Facility Agent:

  UNICREDITO ITALIANO S.p.A., London Branch
  17 Moorgate
  London EC2R 6PH
  Fax: +44 20 7606 3920
  Attn: Ian King

or such other as the Facility Agent may notify to the other parties to this Agreement by not less than five business days' notice.

        All notices from or to an Obligor shall be sent through the Facility Agent and the Borrowers' Agent.

English Language

        Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or unless the Facility Agent otherwise agrees, accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

Counterparts

        This Agreement may be executed in any number of counterparts and by different parties on different counterparts, all of which taken together shall constitute one and the same instrument.

Amendments and Additional Borrowers and Guarantors

Amendment Procedures

        The Facility Agent, if it has the prior written consent of an Instructing Group (other than in the case of an amendment necessary to correct a manifest error, when such consent shall not be required), and the Borrowers' Agent may from time to time agree in writing to amend this Agreement or to waive, prospectively or retrospectively, any of the requirements of this Agreement and any amendments or waivers so agreed shall be binding on all the Banks, the Mandated Lead Arrangers, the Co-Arrangers and the Obligors provided that:

        no such waiver or amendment shall subject any party hereto to any new or additional obligations without the consent of such party;

        without the prior written consent of all the Banks, no such amendment or waiver shall:

        amend or waive any provision of Clause 0 (Sharing), Clause 0 (No Assignments and Transfers by the Obligors), Clause 0 (Assignments and Transfers by Banks) or this Clause 0;

        reduce the proportion of any amount received or recovered (whether by way of set-off, combination of accounts or otherwise) in respect of any amount due from any of the Obligors under the Finance Documents to which any Bank is entitled;

        change the principal amount of or currency of any Advance, or defer the term of the Facilities or any Term of any Advance;

        change the Margin or change the amount or currency or defer the date for any payment of interest, fees or any other amount payable hereunder to all or any of the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks;

        increase any Bank's Commitment;

        amend the definition of Instructing Group; or amend any provision which contemplates the need for the consent or approval of all the Banks; and

        notwithstanding any other provisions hereof, the Agent shall not be obliged to agree to any such amendment or waiver if the same would:

        amend or waive any provision of this Clause 0, Clause 23 (Costs and Expenses) or Clause 0 (The Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks); or

        otherwise amend or waive any of the Agents' rights hereunder or subject the Agents, the Mandated Lead Arrangers or the Co-Arrangers to any additional obligations hereunder.

Amendment Costs

        If any of the Obligors requests any amendment or waiver in accordance with Clause 0 (Amendment Procedures) then the Borrower shall, on demand of the Facility Agent, reimburse the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks for all costs and expenses (including legal fees) together with any VAT thereon incurred by the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks in responding to or complying with such request.

Additional Borrowers

        Upon delivery of a duly executed Borrower Accession Memorandum, any member of the Group shall, subject to the terms and conditions of this Agreement, acquire all the rights and assume all the obligations of a Borrower hereunder provided that:

        each of the Banks agrees to the choice of such entity as an additional Borrower and the Facility Agent has notified the Borrowers' Agent of the same; and

        the Facility Agent has confirmed to the Borrowers' Agent that it has received, in a form satisfactory to it, all the documents set out in Part B (Documents to Accompany Borrower Accession Memorandum) of Schedule 5 (Additional Borrowers).

        Each Guarantor hereby irrevocably appoints the Parent as its agent to enter into each Borrower Accession Memorandum on its behalf and agrees to be bound by the terms thereof and in particular that its guarantee in accordance with Clause 0 (Guarantee and Indemnity) shall notwithstanding the entering into of any Borrower Accession Memorandum continue to exist and shall include a guarantee of the obligations of any additional Borrower appointed thereunder.

Additional Guarantors

The Parent shall ensure that:

        prior to the repayment and/or cancellation in full of the Existing Facility, on the basis set out in this Clause 0, that at the end of each of its financial years and the end of each half of its financial years the aggregate total Asset Value of the Guarantors under this Agreement represents not less than 85 per cent. of the total Asset Value of the Group (the "85% Asset Test");

        on and following the irrevocable cancellation and prepayment in full of the Existing Facility, on the basis set out in this Clause 0, that at the end of each of its financial years and the end of each half of its financial years the aggregate total EBIT of the Guarantors under this Agreement represents not less than 85 per cent of the Group (the "EBIT Test"), provided that in any event at all times Gucci Group N.V., Gucci International N.V., Gucci Luxembourg S.A. and, at all times on or after the cancellation and/or repayment in full of the Existing Facility, Guccio Gucci S.p.A. shall be Guarantors. The 85% Asset Test or the EBIT Test, as appropriate, shall be met also immediately after the removal of any Guarantor permitted by Clause 0 (Removal of Guarantors). Both the 85% Asset Test and the EBIT Test will be based on each member of the Group's financial information for the relevant period, consisting of the balance sheet and the income statement only, based on special purpose standard forms specifically prepared by each member of the Group's solely in order to enable the Parent to prepare its audited consolidated financial statements in accordance with International Accounting Standards.

        The 85% Asset Test will be performed by calculating the ratio between the consolidated Asset Value of the Guarantors ("Numerator") and the Asset Value of the Group ("Denominator") as follows:

        the Denominator shall be the Asset Value as reported in the consolidated financial statements of Gucci Group N.V., adjusted to include the Asset Value of those members of the Group, which are subsidiaries (but not wholly-owned subsidiaries) of the Group, only to the extent of the Group's ownership interest in those subsidiaries;

the Numerator shall be calculated as follows:

        the receivable balances of a Guarantor towards a subsidiary (either wholly owned or not wholly owned) not being a Guarantor will be included in the Asset Value of such Guarantor;

        the Asset Value of a Guarantor will be calculated without taking into account any Asset Value of such Guarantor attributable to any of its subsidiaries or the Asset Value of the shares held by such Guarantor therein. Notwithstanding the provision contained in this paragraph, the Asset Value of any member of the Group, which is a subsidiary (but not a wholly-owned subsidiary) of a Guarantor, will be included among the Asset Value of such Guarantor, but only to the extent of the Group's ownership interest in that subsidiary; and

        the Asset Value of a Guarantor will include, if any, the value of those intangibles (trademarks and goodwill) which are included in the Denominator and represent the portion of the purchase price paid by the Group for an acquired subsidiary (or group of subsidiaries), to the extent such purchase price has been allocated to trademark or to goodwill, when such purchase price has been ultimately paid by such Guarantor and such subsidiary is ultimately held by such Guarantor.

        The EBIT Test will be performed by calculating the ratio between the aggregate total consolidated EBIT of the Guarantors and the aggregate total EBIT of the Group.

        In the event that either the 85% Asset Test or, as the case may be, the EBIT Test are not met, the Parent shall:

        subject to sub-clause 0, within 30 days of delivery of the relevant compliance certificate to the Facility Agent under sub-clause 0; or

        within 30 days of delivery to the Facility Agent of the certificate referred to in sub-clause 0,

        procure that further members of the Group will become additional Guarantors by delivery of a duly executed Guarantor Accession Memorandum.

        Upon delivery of a duly executed Guarantor Accession Memorandum, the relevant member of the Group will become an additional Guarantor and, unless otherwise agreed by the Facility Agent, the Parent shall procure that the relevant member of the Group delivers to the Facility Agent, in a form satisfactory to the Facility Agent, all the documents set out in Part B (Documents to Accompany Guarantor Accession Memorandum) of Schedule 6 (Additional Guarantors) within 5 days of the date of such Guarantor Accession Memorandum.

        If an additional Guarantor is a member of the Group incorporated in a jurisdiction in which there is a Guarantor on the date of this Agreement (an "Existing Guarantor"), on becoming an additional Guarantor it shall give the same additional representations, warranties and undertakings, as to itself, and shall have the benefit of the same limitations, restrictions and exclusions (if any) as are applicable to that Existing Guarantor, and the same additional Events of Default (if any) as apply to that Existing Guarantor shall also apply to it.

If either:

        the Parent demonstrates to the satisfaction of the Facility Agent that it is illegal for the relevant member of the Group to give a guarantee on the terms of Clause 0 (Guarantee and Indemnity); or

        an Event of Default or breach of representation would result from the relevant member of the Group becoming a Guarantor and an Instructing Group has not agreed to amendments to this

Agreement in relation to that member of the Group which would prevent such Event of Default or breach of representation occurring,

        a pledge of the shares of that member of the Group shall, within the period referred to in sub-clause 0 above be executed in favour of the Banks as security for the Obligors' obligations under this Agreement in place of the relevant guarantee.

        If the Parent demonstrates to the satisfaction of the Facility Agent that it is illegal for the relevant member of the Group to give a pledge of its shares pursuant to sub-clause 0 above (but without prejudice to the foregoing provisions of this Clause 0 (and the occurrence of an Event of Default) if no agreement is reached):

        the Parent and the Facility Agent shall enter into negotiations for a period of not more than 90 days with a view to agreeing alternative provision of security which may include, without limitation, a guarantee or a pledge of shares from the parent of the relevant member of the Group or asset security from another member of the Group, in each case acceptable to an Instructing Group;

        if agreement is reached, the relevant guarantee or other security will be executed within 15 days of agreement.

        The Parent will procure that all necessary registrations, filings, notifications and notarisations in relation to any security given pursuant to this Clause 0 are made and will be responsible for all fees and charges and expenses in relation thereto.

Original Guarantors

        The Parent shall procure that as soon as reasonably practicable after the date of this Agreement each Original Guarantor becomes a Guarantor.

        An Original Guarantor will become a Guarantor upon the Facility Agent confirming to the Borrower's Agent that it has received (each in form and substance satisfactory to the Facility Agent):

  (a)
  a duly executed Original Guarantor Accession Memorandum in respect of such Original Guarantor;

  (b)
  all the documents set out in Part 1 of Schedule 3 (Condition Precedent Documents), at numbers 1 to 5, 17 to 18 and 21; and

  (c)
  a legal opinion from the legal advisors to the Facility Agent in the jurisdiction of incorporation of such Original Guarantor as required by Part 1 of Schedule 3 (Condition Precedent Documents) at numbers 6 to 15.

Removal of Guarantors

        If it is intended that a Guarantor, not being a Core Guarantor, (the "Relevant Guarantor") enters into a transaction whereby it will no longer be a wholly-owned subsidiary of the Parent or whereby it is to merge with a company outside the Group but after which such Relevant Guarantor will still be a wholly-owned subsidiary of the Parent; and

        a certificate issued by the chief financial officer of the Parent is delivered to the Facility Agent certifying that within 30 days of the completion of the transaction the 85% Asset Test or the EBIT Test, as the case may be, will, notwithstanding the transaction or the Relevant Guarantor ceasing to be a Guarantor, be met by:

        the remaining Guarantors; or

        (where the Relevant Guarantor is no longer a wholly-owned subsidiary of the Parent after the transaction, but any member of the Group retains a shareholding in the Relevant Guarantor or in another company (which is itself not a wholly-owned subsidiary of the Parent) in which the Group has acquired an interest as part of the transaction contemplated in sub-paragraph 00 above) the provision of an additional guarantee from the member of the Group which is the immediate shareholder of that Relevant Guarantor or that company; or

        to the extent additional guarantees are required (after the operation of sub-paragraph 000 above (if applicable)), the provision of guarantees from the Relevant Guarantor, if it is a wholly-owned subsidiary of the Parent immediately after the merger referred to in sub-paragraph 00 above and/or from other members of the Group, in each case in accordance with sub-clause 0 of Clause 0 (Additional Guarantors),

        (as detailed in the certificate), the Parent may request the release of the Relevant Guarantor as a Guarantor under this Agreement.

        On the delivery to the Facility Agent of the certificate referred to in sub-paragraph 0 above, the Facility Agent will, at the expense of the Parent, release the Relevant Guarantor from its obligations as a Guarantor under this Agreement and from this Agreement (and each of the Banks and the Security Agent irrevocably authorises the Facility Agent to execute any documentation necessary to effect the release).

Law and Jurisdiction

English Law

        This Agreement shall be governed by, and shall be construed in accordance with, English law.

English Courts

        Each of the parties hereto irrevocably agrees for the benefit of each of the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for such purposes, each of the Obligors irrevocably submits to the jurisdiction of such courts.

New York Courts

        Without prejudice to Clause 0 (English Courts) and for the benefit of each of the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks, each of the Obligors irrevocably agrees that the courts of the State of New York and the courts of the United States of America, in each case sitting in the County of New York, shall have jurisdiction to hear and determine any Proceedings and to settle any Disputes and, for such purposes, irrevocably submits to the jurisdiction of such courts.

Appropriate Forum

        Each of the Obligors irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 0 (English Courts) and 0 (New York Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

Service of Process

        Each of the Obligors agrees that the process by which any Proceedings are begun may be served on it by being delivered in connection with any Proceedings in (a) England, to Gucci Services Limited at 4 Grafton Street, London W1X 3LB or other its registered office for the time being and (b) in connection with any Proceedings in New York, to Gucci America, Inc. at 50 Hartz Way Secaurus, New Jersey 07094 or other its principal place of business in New York for the time being. If the appointment of the person mentioned in this Clause 0 ceases to be effective in respect of any of the Obligors, such Obligor or Obligors shall immediately appoint a further person in England or, as the case may be, New York to accept service of process on its behalf in England or, as the case may be, New York and, failing such appointment within 15 days, the Facility Agent shall be entitled to appoint such a person by notice to such Obligor or Obligors. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

Non-exclusive Submissions

        The submission to the jurisdiction of the courts referred to in Clause 0 (English Courts) and 0 (New York Courts) shall not (and shall not be construed so as to) limit the right of the Agents, the Mandated Lead Arrangers, the Co-Arrangers and the Banks or any of them to take Proceedings against any of the Obligors in any other court of competent jurisdiction nor shall the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.

Consent to Enforcement

        Each of the Obligors hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

Waiver of Immunity

        To the extent that any of the Obligors may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction and, in particular, to the intent that in any proceedings taken in New York, the foregoing waiver of immunity shall have effect under and be construed in accordance with the United States Foreign Sovereign Immunities Act of 1976.

Waiver of Trial by Jury

        Each of the parties hereto hereby waives trial by jury in connection with any judicial proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with the Finance Documents or the relationships established thereunder. Each of the Obligors agrees that this Clause 0 is a specific and material aspect of this Agreement and acknowledges that the Banks would not extend to the Borrowers any financial accommodations hereunder if this Clause 0 were not part of this Agreement. In addition, in any such Proceedings, each Obligor hereby expressly waives any and all rights it may have to claim or recover any punitive, exemplary, special, incidental or consequential damages.

        Each US Obligor agrees that the Finance Documents contain the complete agreement between the parties on the matters to which they relate and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

        THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

The Banks and Commitments

(i)-1
Facility A Commitments

Banks	Commitment €
Banca Popolare di Milano S.C.a R.L.	20,000,000
Citibank NA, London	20,000,000
ING Bank N.V.—Milan Branch	20,000,000
Mizuho Corporate Bank, Ltd	20,000,000
SANPAOLO IMI S.P.A.—Divisione Imprese	20,000,000
The Royal Bank of Scotland plc, Milan Branch	20,000,000
UniCredito Italiano S.p.A., London Branch	20,000,000
ABN AMRO Bank N.V.—Milan Branch	10,000,000
Banca di Roma SPA	10,000,000
BANCA INTESA SPA—CENTRO CORPORATE DI FIRENZE	10,000,000
Banco Popolare di Verona e Novara (Luxembourg) S.A.	10,000,000
BIPOP CARIRE, Società per Azioni	10,000,000
BNP PARIBAS S.A.	10,000,000
BANCA C.R. FIRENZE—Centro Imprese Firenze Ovest	10,000,000
WestLB Ireland Plc	10,000,000
Banca Toscana S.p.A.	6,000,000
Banca Monte dei Paschi di Siena S.p.A.	4,000,000

Total Facility A Commitments	€230,000,000

(ii)-1
Facility B Commitments

Banks	Commitment €
Banca Popolare di Milano S.C.a R.L.	20,000,000
Citibank NA, London	20,000,000
ING Bank N.V.—Milan Branch	20,000,000
Mizuho Corporate Bank, Ltd	20,000,000
SANPAOLO IMI S.P.A.—Divisione Imprese	20,000,000
The Royal Bank of Scotland plc, Milan Branch	20,000,000
UniCredito Italiano S.p.A., London Branch	20,000,000
ABN AMRO Bank N.V.—Milan Branch	10,000,000
Banca di Roma SPA	10,000,000
BANCA INTESA SPA—CENTRO CORPORATE DI FIRENZE	10,000,000
Banco Popolare di Verona e Novora (Luxembourg) S.A.	10,000,000
BIPOP CARIRE, Società per Azioni	10,000,000
BNP PARIBAS S.A.	10,000,000
BANCA C.R. FIRENZE—Centro Imprese Firenze Ovest	10,000,000
WestLB Ireland Plc	10,000,000
Banca Toscana S.p.A.	6,000,000
Banca Monte dei Paschi di Siena S.p.A.	4,000,000

Total Facility B Commitments	€230,000,000

Form of Transfer Certificate

        To: [UNICREDITO ITALIANO S.p.A., London Branch]

TRANSFER CERTIFICATE

        relating to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 28 November 2003 whereby €460,000,000 multicurrency revolving credit facilities were made available to Gucci Group N.V. and others as borrowers under the guarantee of Gucci Group N.V. and others as guarantors by a group of banks on whose behalf UniCredito Italiano S.p.A., London Branch acted as agent in connection therewith.

1.
Terms defined in the Facility Agreement shall, subject to any contrary indication, have the same meanings herein. The terms Bank and Transferee are defined in the schedule hereto.

2.
The Bank (i) confirms that the details in the schedule hereto under the heading "Bank's Commitment" or "Advance(s)" accurately summarises its Facility A and Facility B Commitment and/or, as the case may be, its participation in, and the Term and Repayment Date of, one or more existing Advances and (ii) requests the Transferee to accept and procure the transfer to the Transferee of the portion specified in the schedule hereto of, as the case may be, its relevant Commitment and/or its participation in such Advance(s) by counter-signing and delivering this Transfer Certificate to the Facility Agent at its address for the service of notices specified in the Facility Agreement.

3.
The Transferee hereby requests the Facility Agent to accept this Transfer Certificate as being delivered to the Facility Agent pursuant to and for the purposes of Clause 0 (Transfers by Banks) of the Facility Agreement so as to take effect in accordance with the terms hereof on the Transfer Date or on such later date as may be determined in accordance with the terms thereof.

4.
The Transferee confirms that it has received a copy of the Facility Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature or any of the Borrowers or the Guarantors.

5.
The Transferee hereby undertakes with the Bank and each of the other parties to the Facility Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Facility Agreement will be assumed by it after delivery of this Transfer Certificate to the Facility Agent and satisfaction of the conditions (if any) subject to which this Transfer Certificate is expressed to take effect.

6.
The Transferee confirms on the date on which it becomes a party to this Agreement that it is a PMP(1).

7.
The Bank makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Facility Agreement or any document relating thereto and assumes no responsibility for the financial condition of any of the Borrowers of the Guarantors or for the performance and observance by any of the Borrowers or the Guarantors of any of its obligations under the Facility Agreement or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

8.
The Bank hereby gives notice that nothing herein or in the Facility Agreement (or any document relating thereto) shall oblige the Bank to (a) accept a re-transfer from the Transferee of the whole or any part of its rights, benefits and/or obligations under the Facility Agreement transferred pursuant hereto or (b) support any losses directly or indirectly sustained or incurred by the Transferee for any reason whatsoever including the non-performance by any of the Borrowers, the Guarantors or any other party to the Facility Agreement (or any document relating thereto) of its obligations under any such document. The Transferee hereby acknowledges the absence of any such obligation as is referred to in (a) or (b) above.

9.
This Transfer Certificate and the rights, benefits and obligations of the parties hereunder shall be governed by and construed in accordance with English law.(2)

THE SCHEDULE

1.
Bank:

2.
Transferee:

3.
Transfer Date:

4.
Commitments:

  Bank's Facility A Commitment            Portion Transferred

(1)
Only to be included if it is a requirement under Dutch law at the time of such assignment or transfer, that the Transferee qualifies as PMP.

(2)
The Transferee Bank may, in the case of a transfer of rights by the Transferor Bank under this Transfer Certificate, if it considers it necessary to make the transfer effective as against third parties, arrange for it to be notified by way of signification to the French Obligors in accordance with article 1690 of the French Code Civil.

  Bank's Facility B Commitment            Portion Transferred

5.
Advance(s):

Amount of Bank's Participation	Term and Repayment Date/ next Interest Payment Date	Portion Transferred
[Transferor Bank]	[Transferee Bank]
By:	By:
Date:	Date:

Administrative Details of Transferee

Address:
Contact Name:
Account for Payments in Euros:
[Telex]:
Telephone:
[NB Transferee Bank should notify Gucci Luxembourg S.A. of the transfer]

Condition Precedent Documents

Part 1

6.
In relation to each of the Obligors:

(mm)
a copy of the constitutional documents of such Obligor; and

(nn)
a copy of all necessary shareholder, directors, management or supervisory board resolutions (as applicable) of such Obligor approving the execution, delivery and performance of this Agreement or an Original Guarantor Accession Memorandum, as the case may be and the terms and conditions hereof and authorising a named person or persons to sign this Agreement or an Original Guarantor Accession Memorandum, as the case may be and any documents to be delivered by such Obligor pursuant thereto and/or authorising the issuance of a power of attorney to a named person or persons to sign this Agreement or an Original Guarantor Accession Memorandum, as the case may be and any documents to be delivered by such Obligor pursuant thereto.

7.
A certificate of an authorised signatory of the Parent setting out the names and signatures of the persons authorised to sign on behalf of each Obligor this Agreement or an Original Guarantor Accession Memorandum, as the case may be and any documents to be delivered by each Obligor pursuant thereto.

8.
Copies of the following official documents in relation to Obligors in particular countries:

(oo)
(The Netherlands) an excerpt from the trade register of the chamber of commerce of each Dutch Obligor;

(pp)
(France) a k. bis extract (extract k. bis) from the Register of Commerce and Companies of Paris (as appropriate) in relation to each French Obligor;

(qq)
(Italy) a certificate (visura camerale) in respect of each Italian Obligor, issued by the competent Italian Companies Registry;

(rr)
(Switzerland) a certified extract from the Registry of Commerce of the Canton of Neuchâtel in relation to Luxury Timepieces International S.A., and a certified extract from the Registry of Commerce of the Canton of Ticino in relation to Luxury Goods International S.A.;

(ss)
(Japan) a certified copy of the Commercial Register in Japan in relation to each Japanese Obligor; and

(tt)
(USA) a certificate of the Secretary of State of each US Obligor's state of incorporation certifying the good standing of such US Obligor.

9.
A copy, certified a true copy by or on behalf of each Obligor, of each such law, decree, consent, licence, approval, registration or declaration as is, in the opinion of the Facility Agent, necessary to render this Agreement legal, valid, binding and enforceable, to make this Agreement admissible in evidence in each Obligor's jurisdiction of incorporation and to enable each of the Obligors to perform its obligations hereunder.

10.
A certificate of an authorised signatory of the Parent certifying that each copy document delivered under this Schedule 3 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

11.
An opinion of Clifford Chance, legal advisers in England to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

12.
An opinion of Clifford Chance, legal advisers in the Netherlands to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

13.
An opinion of Clifford Chance, legal advisers in Luxembourg to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

14.
An opinion of Clifford Chance legal advisers in Italy to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

15.
An opinion of Clifford Chance, legal advisers in New York to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

16.
An opinion of Clifford Chance, legal advisers in France to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

17.
An opinion of Clifford Chance, legal advisers in Hong Kong to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

18.
An opinion of Clifford Chance, legal advisers in Delaware to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

19.
An opinion of Nishimura & Partners, legal advisers in Japan to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

20.
An opinion of Niederer, Kraft & Frey, legal advisers in Switzerland to the Facility Agent, in substantially the form distributed to the Banks prior to the signing of this Agreement.

21.
A copy of the Original Financial Statements of the Parent.

22.
Evidence that Gucci Services Limited has agreed to act as the agent of the Obligors for service of process in England.

23.
Evidence that Gucci America, Inc. has agreed to act as the agent of the Obligors for service of process in New York.

24.
Evidence that the fees, costs and expenses then due from the Parent and/or the Borrowers pursuant to Clause 0 (Commitment Commission and Fees) and Clause 0 (Costs and Expenses) have been paid or will be paid by or on the date of the first Advance hereunder.

25.
Confirmation of each Dutch Obligor that there is no (central) works council ((centrale) ondernemingsraad) with jurisdiction over the transactions as envisaged by this Agreement or that all consultation obligations in respect of the (central) works council with jurisdiction over the transactions as envisaged by this Agreement have been complied with and that positive advice has been obtained from such (central) works council.

26.
A certificate evidencing that each US Obligor is solvent.

Part A
Notice of Drawdown

To:
[UNICREDITO ITALIANO S.p.A., London Branch] as Facility Agent

From:
GUCCI LUXEMBOURG S.A., CADEMPINO BRANCH

Date: [                        ]

GUCCI GROUP N.V.—€460,000,000
Multicurrency Revolving Facility Agreement dated [            ], 2003

27.
We notify you that [name of Borrower] requests an Advance as follows:

(uu)
Facility: [A/B](3)

(vv)
Drawdown date: [                        ]

(ww)
Currency: [                        ]

(xx)
Amount: [                        ]

(yy)
Term: [                        ]

(zz)
Payment instructions: [                        ]

28.
[If it is not possible, pursuant to Clause 0 (Optional Currency) of the Facility Agreement, for the Advance to be made in the currency specified at (c) above we would wish the Advance to be denominated in Euros.]

[2/3]
. We confirm that each condition specified in Clause 0 (Drawdown Conditions) is satisfied on the date of this Notice of Drawdown.

By:

GUCCI GROUP N.V.
Authorised Signatory

(3)
Delete as appropriate.

(4)
If currency selected is an Optional Currency (other than Sterling or Dollars); optional.

Part B
Term-Out Notice

To:
[UNICREDITO ITALIANO S.p.A., London Branch] as Facility Agent

From:
GUCCI LUXEMBOURG S.A., CADEMPINO BRANCH

Date: [                        ]

GUCCI GROUP N.V.—€460,000,000
Multicurrency Revolving Facility Agreement dated [            ], 2003

29.
We wish to exercise the Term-out Option of Facility A.

30.
We request that the Term-out Date shall be [ ].

31.
We request that the Term-out Maturity Date shall be [    ].

32.
We confirm that each condition specified in Clause 0 (Drawdown Conditions) is satisfied on the date of this Term-out Notice.

By:

GUCCI GROUP N.V.
Authorised Signatory

Additional Borrowers

Part B
Form of Borrower Accession Memorandum

To:
[UNICREDITO ITALIANO S.p.A., London Branch] as Facility Agent

From:
Gucci Group N.V. for and on behalf of each of the Guarantors (as hereinafter defined) and [PROPOSED BORROWER]

Date: [                        ]

Dear Sirs

33.
We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 28 November, 2003 and made between Gucci Group N.V. and others as borrowers, Gucci Group N.V. and others as guarantors, the mandated lead arrangers and co-arrangers named therein, UniCredito Italiano S.p.A., London Branch as agents and the financial institutions named therein as banks.

34.
Terms defined in the Facility Agreement shall bear the same meaning herein.

35.
Gucci Group N.V. hereby requests on behalf of itself and each of the Guarantors that [Proposed Borrower] become an additional Borrower pursuant to Clause 0 (Additional Borrowers) of the Facility Agreement.

36.
[Proposed Borrower] undertakes to deliver to the Facility Agent the documents listed in Part B of Schedule 5 (Documents to Accompany Borrower Accession Memorandum) to the Facility Agreement.

37.
[Proposed Borrower] hereby agrees to such request and accordingly undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Facility Agreement by a Borrower in all respects as if it had been an original party thereto as a Borrower.

38.
Gucci Group N.V. confirms on behalf of itself and each of the Guarantors that each of the Guarantors guarantees in accordance with Clause 0 (Guarantee and Indemnity) of the Facility Agreement all the obligations of [Proposed Borrower] under the Facility Agreement in all respects in accordance with the terms of the Facility Agreement.

39.
Each of Gucci Group N.V. and [Proposed Borrower]:

(aaa)
hereby makes, for the benefit of the Facility Agent and each of the Banks, each of the representations set out in Clause 0 (Representations) of the Facility Agreement which are to be repeated pursuant to Clause 0 (Repetition); and

(bbb)
confirms that no Event of Default or Potential Event of Default has occurred and is continuing.

40.
This memorandum shall be governed by and construed in all respects in accordance with English law.

41.
The provisions of Clauses 0, 0, and 0 of the Facility Agreement shall be deemed to be set out, mutatis mutandis, herein as if references to this "Agreement" were references to this Borrower Accession Memorandum.

Gucci Group N.V. for and behalf of itself and each of the Guarantors	[Proposed Borrower]
By:	By:

Part B
Documents to Accompany Borrower Accession Memorandum

42.
A copy, certified a true copy by a duly authorised officer of the proposed additional Borrower, of the constitutive documents of such proposed additional Borrower.

43.
A copy, certified a true copy by a duly authorised officer of the proposed additional Borrower, of any necessary board or shareholder resolution (as the case may be) of such proposed additional Borrower approving the execution and delivery of a Borrower Accession Memorandum, the accession of such proposed Borrower to the Facility Agreement and the performance of its obligations under the Facility Agreement and authorising a person or persons (specified by name or office) on behalf of such proposed additional Borrower to sign such Borrower Accession Memorandum and any other documents to be delivered by such proposed additional Borrower pursuant thereto.

44.
A certificate of a duly authorised officer of the proposed additional Borrower setting out the names and signatures of the person or persons mentioned in the resolution referred to in paragraph 2 above.

45.
A certificate addressed to the Facility Agent signed by two directors of the proposed additional Borrower stating that the execution by such proposed additional Borrower of the Facility Agreement and the performance by such proposed additional Borrower of its obligations thereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its constitutive documents or agreement or otherwise) or on the right or ability of its directors to execute such powers, to be exceeded or breached.

46.
In sufficient copies for the Banks, its latest financial statements (audited, if required to be produced by the proposed additional Borrower pursuant to applicable law).

47.
Such legal opinions as may be reasonably required by the Facility Agent in a form satisfactory to the Facility Agent.

Additional Guarantors

Part C
Form of Guarantor Accession Memorandum

To:
[UNICREDITO ITALIANO S.p.A., London Branch] as Facility Agent

From:
[PROPOSED GUARANTOR]

Date: [                        ]

Dear Sirs

48.
We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 28 November, 2003 and made between Gucci Group N.V. and others as borrowers, Gucci Group N.V. and others as guarantors, the mandated lead arrangers and co-arrangers named therein, UniCredito Italiano S.p.A., London Branch as agents and the financial institutions named therein as banks.

49.
Terms defined in the Facility Agreement shall bear the same meaning herein.

50.
We [name of company] of [address] agree to become an additional Guarantor pursuant to Clause 0 (Additional Guarantors) of the Facility Agreement.

51.
We undertake to deliver to the Facility Agent the documents listed in Part B of Schedule 6 to the Facility Agreement within 5 days of the date hereof.

52.
We:

        (ccc) hereby make on our own behalf, for the benefit of the Facility Agent and each of the Banks, each of the representations set out in:

  (i)
  Clause 0 (Representations) of the Facility Agreement which are to be repeated by each [    ] Obligor pursuant to Clause 0 (Repetition) subject to any limitations, restrictions and exclusions applicable to any existing [    ] Obligors]; [and

  (ii)
  Clause 0 (US Obligors—consideration and enforceability)]*; and

        (ddd) confirm that no Event of Default or Potential Event of Default has occurred and is continuing.

53.
This memorandum shall be governed by and construed in all respects in accordance with English law.

54.
The provisions of Clauses 0, 0, and 0 of the Facility Agreement shall be deemed to be set out, mutatis mutandis, herein as if references to this "Agreement" were references to this Guarantor Accession Memorandum.

55.
This Guarantor Accession Memorandum is entered into by way of deed.

[EXECUTED as a deed by	)	Director
[PROPOSED GUARANTOR] acting	)
by [NAME OF DIRECTOR] and	)	Director/Secretary
[NAME OF DIRECTOR/SECRETARY]	)
or
THE COMMON SEAL of	)
[PROPOSED GUARANTOR]	)
was hereunto affixed in the	)
presence of:	)(5)

*
To be included if additional Guarantor is incorporated in the US.

(5)
To be acknowledged by Facility Agent if executed by a French Obligor.

(iii)
Documents to Accompany Guarantor Accession Memorandum

56.
A copy, certified a true copy by a duly authorised officer of the proposed additional Guarantor, of the constitutive documents of such proposed additional Guarantor.

57.
A copy, certified a true copy by a duly authorised officer of the proposed additional Guarantor, of any necessary board or shareholder resolution (as the case may be) of such proposed additional Guarantor approving the execution and delivery of a Guarantor Accession Memorandum, the accession of such proposed Guarantor to the Facility Agreement and the performance of its obligations under the Facility Agreement and authorising a person or persons (specified by name or office) on behalf of such proposed additional Guarantor to sign such Guarantor Accession Memorandum and any other documents to be delivered by such proposed additional Guarantor pursuant thereto.

58.
A certificate of a duly authorised officer of the proposed additional Guarantor setting out the names and signatures of the person or persons mentioned in the resolution referred to in paragraph 2 above.

59.
A certificate addressed to the Facility Agent signed by two directors (or, in the case of an additional Guarantor with only one director, signed by one director) of the proposed additional Guarantor stating that the execution by such proposed additional Guarantor of the Facility Agreement and the performance by such proposed additional Guarantor of its obligations thereunder are within its corporate powers, have been duly approved by all necessary corporate action and will not cause any limit or restriction on any of its powers (whether imposed by law, decree, rule, regulation, its constitutive documents or agreement or otherwise) or on the right or ability of its directors to execute such powers, to be exceeded or breached.

60.
In sufficient copies for the Banks, its latest financial statements (audited, if required to be produced by the proposed additional Guarantor pursuant to applicable law).

61.
Such legal opinions as may be reasonably required by the Facility Agent in a form satisfactory to the Facility Agent.

(iv)
Form of Original Guarantor Accession Memorandum

To:
[UNICREDITO ITALIANO S.p.A., London Branch] as Facility Agent

From:
[PROPOSED GUARANTOR]

Date: [    •    ]

Dear Sirs

1.
We refer to the agreement (as from time to time amended, varied, novated or supplemented, the "Facility Agreement") dated 28 November, 2003 and made between Gucci Group N.V. and others as borrowers, Gucci Group N.V. and others as guarantors, the mandated lead arrangers and co-arrangers named therein, UniCredito Italiano S.p.A., London Branch as agents and the financial institutions named therein as banks.

2.
Terms defined in the Facility Agreement shall bear the same meaning herein.

3.
We [name of company] of [address] agree to become a Guarantor pursuant to Clause 0 (Original Guarantors) of the Facility Agreement.

4.
We undertake to deliver to the Facility Agent documentation in accordance with Clause 0(b) (Original Guarantor) of the Facility Agreement within 5 days of the date hereof.

5.
We:

(eee)
hereby make on our own behalf, for the benefit of the Facility Agent and each of the Banks, each of the representations set out in:

•
Clause 0 (Representations) of the Facility Agreement applicable to each [    •    ] Obligor subject to any limitations, restrictions and exclusions applicable to [    •    ] Obligors]; [and

•
Clause 0 (US Obligors—consideration and enforceability)](6); and

(fff)
confirm that no Event of Default or Potential Event of Default has occurred and is continuing.

6.
This memorandum shall be governed by and construed in all respects in accordance with English law.

7.
The provisions of Clauses 27, 28 and 30 of the Facility Agreement shall be deemed to be set out, mutatis mutandis, herein as if references to this "Agreement" were references to this Guarantor Accession Memorandum.

8.
This Original Guarantor Accession Memorandum is entered into by way of deed.

[EXECUTED as a deed by	)	Director
[PROPOSED GUARANTOR] acting	)
by [NAME OF DIRECTOR] and	)	Director/Secretary
[NAME OF DIRECTOR/SECRETARY]	)
or
THE COMMON SEAL of	)
[PROPOSED GUARANTOR]	)
was hereunto affixed in the	)
presence of:	)(7)

(6)
To be included if additional Guarantor is incorporated in the US.

(7)
To be acknowledged by the Facility Agent if executed by a French Obligor.

Form of Compliance Certificate

To:
[UNICREDITO ITALIANO S.p.A., London Branch]
(as Facility Agent for the Banks participating in the
agreement referred to below)

[Date]

Dear Sirs

        I refer to the agreement (the "Facility Agreement") dated 28 November, 2003 and made between Gucci Group N.V. and others as borrowers, Gucci Group N.V. and others as guarantors, UniCredito Italiano S.p.A., London Branch as agents, the mandated lead arrangers and co-arrangers named therein and the financial institutions defined therein as Banks.

        Terms defined in the Facility Agreement shall bear the same meaning herein.

        In accordance with the Facility Agreement I hereby certify that:

(b)
I, [                        ], am the Chief Financial Officer of Gucci Group N.V. as of the date hereof.

(c)
As detailed in Clause 13, pursuant to Clause 13.1, the financial condition of the Group on a consolidated basis as at [            ], as evidenced by the consolidated financial statements for the financial year/Financial Half-Year then ended comply with the following conditions:

(i)
Gearing:

(1)	Net Financial Indebtedness	("A")

	Net Worth	("B")

A: B (not to be greater than 1:1)

(2)	Net Financial Indebtedness	("A")

	EBITDA (on a Rolling Basis)	("X")

A: X (not to be greater than 3:1)

  (iii)
  Interest Cover (calculated on a Rolling Basis)

EBITDA	("X")

Net Financial Payments	("Y")

X: Y (not to be less than 4:1)

(d)
As at [end of financial year/Half-Year Date], the aggregate total Asset Value/EBIT of the Guarantors under the Facility Agreement represent not less than 85 per cent. of the total Asset Value/EBIT of the Group.]

OR

[Pursuant to Clause 29.4, in order that the aggregate total Asset Value/EBIT of the Guarantors under the Facility Agreement represent not less than 85 per cent. of the total Asset Value/EBIT of the Group, the following members of the Group are required to become additional Guarantors (or, as relevant, pledges of the shares in such members of the Group will be given, in accordance with Clause 29.4(d)).]

[List additional Guarantors]

....................................................

[Name]
Chief Financial Officer, Gucci Group N.V.

Calculation of the Mandatory Cost

  (e)
  For the purpose of paragraph (a) of the definition of Mandatory Cost, the Mandatory Cost for an Advance for each Term applicable thereto is the rate determined by the Facility Agent to be equal to the arithmetic mean (rounded upward, if necessary, to the nearest 1/16th of one per cent.) of the respective rates notified by each of the Reference Banks to the Facility Agent and calculated in accordance with the following formulae:

in relation to an Advance denominated in Sterling:
BY + S(Y-Z)+Fx0.01	% per annum
100-(B + S)
in relation to any other Advance:
Fx0.01	% per annum
300
where on the day of application of the formula:
  B
  is the percentage of the Reference Bank's eligible liabilities (in excess of any stated minimum) which the Bank of England requires the Reference Bank to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

  Y
  is LIBOR at or about 11.00 a.m. on that day for the relevant Interest Period;

  S
  is the percentage of the Reference Bank's eligible liabilities which the Bank of England requires the Reference Bank to place as a special deposit;

  Z
  is the interest rate per annum allowed by the Bank of England on special deposits; and

  F
  is the charge payable by the Reference Bank to the Financial Services Authority under paragraph 2.02 or 2.03 (as appropriate) of the Fees Regulations (but where for this purpose, the figure in paragraph 2.02b and 2.03b will be deemed to be zero) expressed in pounds per £1 million of the fee base of the Reference Bank.

(f)
For the purposes of this Schedule 8:

(ii)
"eligible liabilities" and "special deposits" have the meanings given to them at the time of application of the formula by the Bank of England;

(iii)
"fee base" has the meaning given to it in the Fees Regulations; and

(iv)
"Fees Regulations" means the Financial Services Banking Supervision (Fees) Regulations 2000 and/or any other regulations governing the payment of fees for banking supervision.

(g)
In the application of the formula, B, Y, S and Z are included in the formula as figures and not as percentages, e.g. if B = 0.5% and Y = 15%, BY is calculated as 0.5 × 15.

(h)
If a Reference Bank does not supply a rate to the Facility Agent, the applicable Mandatory Cost will be determined on the basis of the rate(s) supplied by the remaining Reference Banks.

(i)
(v)
The formula is applied on the first day of each Term.

(iv)
Each rate calculated in accordance with the formula is, if necessary, rounded upward to the nearest 1/16th of one per cent.

(j)
If the Facility Agent determines that a change in circumstances has rendered, or will render, the formulae inappropriate, the Facility Agent (after consultation with the Banks) shall notify the Borrowers' Agent of the manner in which the Mandatory Cost will subsequently be calculated. The manner of calculation so notified by the Facility Agent shall, in the absence of manifest error, be binding on all the parties to this Agreement.

SIGNATORIES

Borrowers
GUCCI GROUP N.V.
By: Marco Biagioni

GUCCI LUXEMBOURG S.A.,
Lussemburgo, succursale Euro Financial Investments di Cadempino
By: Marco Biagioni

GUCCI INTERNATIONAL N.V.
By: Marco Biagioni

Guarantors

GUCCI GROUP N.V.
By: Marco Biagioni

GUCCI INTERNATIONAL N.V.
By: Marco Biagioni

GUCCI LUXEMBOURG S.A.,
Lussemburgo, succursale Euro Financial Investments di Cadempino
By: Marco Biagioni

Gucci Luxembourg S.A. acting through its Euro Financial Investments Cadempino Branch in its capacity as Borrower and Guarantor, hereby expressly and specifically accepts the provisions of Clause 30.2, Clause 30.3 and Clause 30.6 of this Agreement for the purposes of, and in accordance with, article 1 of the Protocol of the Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters signed at Brussels on 27th September, 1968, as amended.

By: Marco Biagioni

GUCCI LUXEMBOURG S.A.,
Lussemburgo, succursale Euro Financial Investments di Cadempino

Borrowers' Agent

GUCCI LUXEMBOURG S.A.,
Lussemburgo, succursale Euro Financial Investments di Cadempino
By: Marco Biagioni

Mandated Lead Arrangers

BANCA POPOLARE DI MILANO S.C.a R.L.
By: Carlos Barona (as attorney)

CITIGROUP GLOBAL MARKETS LIMITED
By: Carlos Barona

ING BANK N.V.—MILAN BRANCH
By: Rodolfo Sertic Evelina Riboni

MIZUHO CORPORATE BANK, LTD
By: Carlos Barona (as attorney)

SANPAOLO IMI S.P.A—DIVISIONE IMPRESE
By: Gabriele Gori

THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH
By: Rossella Schiavini

UNICREDIT BANCA MOBILIARE S.p.A.
By: Daniele Di MarioSabino Chiariello

Co-Arrangers

        ABN AMRO BANK N.V.—MILAN BRANCH
By: Carlos Barona (as attorney)

BANCA DI ROMA SPA
By: Carlos Barona (as attorney)

BANCA INTESA SPA—CENTRO CORPORATE DI FIRENZE
By: Alberto Barattini Piero Ciappina.

BANCA MONTE DEI PASCHI DI SIENA S.p.a.
By: Carlos Barona (as attorney)

BANCO POPOLARE DI VERONA E NOVARA (LUXEMBOURG) S.A.
By: Lino Tonolli

BANCA TOSCANA S.P.A.
By: Carlos Barona (as attorney)

BIPOP CARIRE, societa per azioni
By: Carlos Barona (as attorney)

BNP PARIBAS S.A.
By: Carlos Barona (as attorney)

BANCA C.R. FIRENZE—CENTRO IMPRESE FIRENZE OVEST
By: Carlos Barona (as attorney)

WESTLB IRELAND PLC
By: Jose Manuel Lopez Martinez

Banks

BANCA POPOLARE DI MILANO S.C.a R.L.
By: Carlos Barona (as attorney)

CITIBANK NA, LONDON
By: Carlos Barona (as attorney)

ING BANK N.V.—MILAN BRANCH
By: Rodolfo Sertic Evelina Riboni

MIZUHO CORPORATE BANK, LTD
By: Carlos Barona (as attorney)

SANPAOLO IMI S.P.A—Divisione Imprese
By: Gabriele Gori

THE ROYAL BANK OF SCOTLAND PLC, MILAN BRANCH
By: Rossella Schiavini

UNICREDITO ITALIANO S.p.A., LONDON BRANCH
By: Daniele Di MarioSabino Chiariello

ABN AMRO BANK N.V.—MILAN BRANCH
By: Carlos Barona (as attorney)

BANCA DI ROMA SPA
By: Carlos Barona (as attorney)

BANCA INTESA Spa—centro corporate di firenze
By: Alberto Barattini Piero Ciappina.

BANCA MONTE DEI PASCHI DI SIENA S.p.a.
By: Carlos Barona (as attorney)

BANCO POPOLARE DI VERONA E NOVARA (LUXEMBOURG) S.A.
By: Lino Tonolli

BANCA TOSCANA S.p.a.
By: Carlos Barona (as attorney)

BIPOP CARIRE, societÀ per azioni
By: Carlos Barona (as attorney)

BNP PARIBAS S.A.
By: Carlos Barona (as attorney)

BANCA C.R. FIRENZE—CENTRO IMPRESE FIRENZE OVEST
By: Carlos Barona (as attorney)

WESTLB IRELAND PLC
By: Jose Manuel Lopez Martinez

Facility Agent and Security Agent

UNICREDITO ITALIANO S.p.A., LONDON BRANCH
By: Daniele Di Mario Sabino Chiariello

QuickLinks

EXHIBIT 4.2
CONTENTS
  Definitions and Interpretation
  The Facilities
  Utilisation of the Facilities
  Payment and Calculation of Interest
  Market Disruption and Alternative Interest Rates
  Repayment
  Cancellation and Prepayment
  Taxes
  Tax Receipts
  Changes in Circumstances
  Representations
  Financial Information
  Financial Condition
Covenants
  Events of Default
Guarantee and Indemnity
Default Interest and Indemnity
Currency of Account and Payment
Payments
Set-Off
Sharing
Commitment Commission and Fees
Costs and Expenses
The Agents, the Mandated Lead Arrangers, The Co-Arrangers and the Banks
Assignments and Transfers
Calculations and Evidence of Debt
Remedies and Waivers, Partial Invalidity
Notices and Counterparts
Amendments and Additional Borrowers and Guarantors
  Law and Jurisdiction
  The Banks and Commitments
(i) -1 Facility A Commitments
(ii) -1 Facility B Commitments
  Form of Transfer Certificate
TRANSFER CERTIFICATE
THE SCHEDULE
Administrative Details of Transferee
  Condition Precedent Documents
Part 1
Part A Notice of Drawdown
Part B Term-Out Notice
  Additional Borrowers
Part B Form of Borrower Accession Memorandum
Part B Documents to Accompany Borrower Accession Memorandum
  Additional Guarantors
Part C Form of Guarantor Accession Memorandum
(iii) Documents to Accompany Guarantor Accession Memorandum
(iv) Form of Original Guarantor Accession Memorandum
  Form of Compliance Certificate
  Calculation of the Mandatory Cost
SIGNATORIES